 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1995

                                                      REGISTRATION NO. 33-62345
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                                CERADYNE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                    3297                    33-0055414
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                                --------------

                               JOEL P. MOSKOWITZ
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                CERADYNE, INC.
                             3169 RED HILL AVENUE
                         COSTA MESA, CALIFORNIA 92626
                                (714) 549-0421
         (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
    ROBERT E. RICH, ESQ. MATTHEW P.        CAMERON JAY RAINS, ESQ. PAUL E.
             THULLEN, ESQ.              HURDLOW, ESQ. JEFFREY T. BAGLIO, ESQ.
   STRADLING, YOCCA, CARLSON & RAUTH        GRAY CARY WARE & FREIDENRICH
 660 NEWPORT CENTER DRIVE, SUITE 1600     4365 EXECUTIVE DRIVE, SUITE 1600
    NEWPORT BEACH, CALIFORNIA 92660          SAN DIEGO, CALIFORNIA 92121
            (714) 725-4000                         (619) 677-1400
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                --------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                 CERADYNE, INC.

                             CROSS-REFERENCE SHEET

  FORM S-1 ITEM NUMBER AND CAPTION         PROSPECTUS LOCATION OR CAPTION
  --------------------------------         ------------------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus....   Facing Page; Cross Reference Sheet; Outside
                                      Front Cover Page of Prospectus

  2. Inside Front and Outside Back
      Cover Pages of Prospectus...   Inside Front Page of Prospectus; Outside
                                      Back Cover Page of Prospectus; Available
                                      Information

  3. Summary Information, Risk
      Factors and Ratio of
      Earnings to Fixed Charges...   Summary; Risk Factors

  4. Use of Proceeds..............   Summary; Use of Proceeds

  5. Determination of Offering
      Price.......................   Front Cover Page of Prospectus;
                                      Underwriting

  6. Dilution.....................   Not Applicable

  7. Selling Security Holders.....   Not Applicable

  8. Plan of Distribution.........   Outside Front Cover Page of Prospectus;
                                      Underwriting

  9. Description of Securities to
      be Registered...............   Summary; Price Range of Common Stock and
                                      Dividend Policy; Capitalization;
                                      Description of Capital Stock

 10. Interests of Named Experts
      and Counsel.................   Not Applicable

 11. Information with Respect to
      the Registrant..............   Summary; The Company; Risk Factors; Use of
                                      Proceeds; Price Range of Common Stock and
                                      Dividend Policy; Capitalization; Selected
                                      Consolidated Financial Data; Management's
                                      Discussion and Analysis of Financial
                                      Condition and Results of Operations;
                                      Business; Management; Certain
                                      Transactions; Principal Stockholders;
                                      Description of Capital Stock; Legal
                                      Matters; Experts; Consolidated Financial
                                      Statements

 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities.................   Not Applicable

                                1,200,000 SHARES

                                      LOGO(R)
                      Logo of Ceradyne(R), Inc. appears here

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by Ceradyne, Inc. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol CRDN. On October 26, 1995, the last sale price of the Common Stock as reported on the Nasdaq National Market was $5.5625 per share. See "Price Range of Common Stock and Dividend Policy."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" AT PAGE 5 OF THIS PROSPECTUS.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                             PRICE TO          UNDERWRITING         PROCEEDS TO
                              PUBLIC            DISCOUNT(1)          COMPANY(2)
-------------------------------------------------------------------------------
Per Share..............        $5.00              $0.375              $4.625
-------------------------------------------------------------------------------
Total (3)..............     $6,000,000           $450,000           $5,550,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Does not include (i) a non-accountable expense allowance payable by the Company to the Representatives of the Underwriters, and (ii) the sale by the Company to the Representatives of the Underwriters of five-year warrants to purchase up to 60,000 shares of Common Stock at an exercise price of $6.00 per share (120% of the per share price to the public). See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $400,000, including the Representatives' non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 180,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will total $6,900,000, Underwriting Discount will total $517,500 and the Proceeds to Company will total $6,382,500. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Van Kasper & Company, San Francisco, California on or about November 1, 1995.

VAN KASPER & COMPANY                             CRUTTENDEN ROTH
                                                  INCORPORATED


                              October 27, 1995

Photo depicting Ceramic Orthodontic Brackets
 . Ceradyne produces Transtar(R) translucent orthodontic ceramic brackets as part of its strategic relationship with 3M/Unitek Corporation. Shown:
   Typical placement of ceramic brackets during treatment.

Drawing depicting Cathodes for Television
 . The Company has developed a ceramic-impregnated dispenser cathode to be used for large screen television, projection television and high definition television (HDTV). Shown: Back end of color television tube uses three cathodes.

Examples of Military Armor
 . Ceradyne's lightweight ceramic armor utilizes its Ceralloy(R) ceramic plates bonded to a laminate backing to stop up to .50 caliber machine gun bullets for helicopter and personnel protection. Shown: Military armored vest.

                                  [PICTURES]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES ACT OF 1934. SEE "UNDERWRITING."

                                    SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

  Ceradyne, Inc. ("Ceradyne" or the "Company") develops, manufactures and markets advanced technical ceramic products and components for industrial, defense, consumer and microwave applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals or plastics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and have excellent electrical insulation capability and other special electronic properties.

  Ceradyne's technology was originally developed primarily for defense and aerospace applications which have historically represented a substantial portion of its business. As a result of the end of the "Cold War," one of the Company's major defense contracts was cancelled and the Company experienced reductions in certain other defense-related business. As a result, the Company began to rely more heavily on the development of new applications and markets, domestic and international, for its advanced technical ceramic technology, while continuing to serve its historical customer base which continued to account for a substantial portion of the Company's business. The Company's international sales have increased in each of the last three years.

  From a peak of $25.6 million in 1987, the Company's revenues declined to a low of $15.9 million in 1993. Management believes that the Company's financial recovery commenced in the fourth quarter of 1994 due to an increase in new bookings and the divestiture of an historically unprofitable operation. Revenues began to increase in the third quarter of 1994, and have continued to increase in each of the last four fiscal quarters ending with the quarter ended June 30, 1995. In addition, the Company returned to profitability in each of the first two quarters of fiscal 1995, and at June 30, 1995, the Company's total backlog had increased to $24.8 million, up from $13.2 million a year earlier. The Company includes in backlog unfilled firm orders as well as unexercised options since, historically, most options have been exercised. See "Business--Backlog" and "Risk Factors--Dependence on United States Government and Risk of Contract Termination" for a discussion of the categories and components of the Company's backlog.

  The Company continues to derive a substantial portion of its revenues from its traditional products, such as lightweight ceramic armor for military helicopters and microwave tube products. Management expects that newer products developed or being developed by the Company for defense, industrial and consumer applications will represent a growing share of its business. Examples of these newer products include (i) lightweight ceramic armor vests for military personnel; (ii) a modified translucent ceramic orthodontic bracket which is sold to Unitek Corporation, a subsidiary of 3M, under an exclusive marketing agreement and (iii) wear resistant components for industrial machinery, such as paper making equipment, made from the Company's Ceralloy(R) 147 silicon nitride advanced technical ceramic. Additionally, the Company's ceramic-impregnated dispenser cathode is in early limited production for next generation large screen and projection television. The Company believes this product has applications in high-definition television (HDTV) and enhanced resolution CRT monitors. There can be no assurance, however, of wide market acceptance of this product.

  The Company has a strategic relationship with the Ford Motor Company, pursuant to which Ford has acquired a 19.2% equity interest in the Company, and transferred ceramic-related technology to the Company with a long-term objective of developing ceramic components for automobile engines. The Company's efforts in automotive and diesel applications are still in the experimental stage and the Company's ability to generate significant revenues from these applications is uncertain and may not occur for several years, if at all.

  RECENT OPERATING RESULTS. The Company has reported preliminary unaudited operating results for the third quarter and nine months ended September 30, 1995. The Company had net sales of $6.3 million and net income of $0.6 million, or $0.09 per share, for the third quarter ended September 30, 1995, compared to net sales of $4.3 million and a net loss of $0.5 million, or $0.08 per share, for the quarter ended September 30, 1994. For the nine months ended September 30, 1995, the Company reported net sales of $17.4 million and net income of $1.4 million, or $0.21 per share, compared to net sales of $13.1 million and a net loss of $1.2 million, or $0.20 per share, for the nine months ended September 30, 1994.

                                  THE OFFERING

Common Stock offered.................. 1,200,000 shares
Common Stock to be outstanding after
 the offering......................... 7,474,634 shares(1)
Use of proceeds....................... Capital expenditures, repayment of debt, working capital and other general
                                        corporate purposes.
Nasdaq National Market symbol......... CRDN

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  SIX MONTHS
                                     YEAR ENDED DECEMBER 31     ENDED JUNE 30,
                                     -------------------------  ---------------
                                      1992     1993     1994     1994    1995
                                     -------  -------  -------  ------  -------
STATEMENTS OF OPERATIONS DATA:
Net sales........................... $18,727  $15,987  $17,996  $8,729  $11,136
Gross profit........................   2,196    1,195    1,861   1,073    2,912
Income (loss) from operations.......  (1,946)  (2,569)  (1,938)   (824)     964
Net income (loss)...................  (1,997)  (2,597)  (1,866)   (747)     804
Net income (loss) per share(2)...... $  (.33) $  (.42) $  (.30) $ (.12) $   .13
Weighted average shares
 outstanding(2).....................   6,133    6,169    6,238   6,233    6,389

                                                                  QUARTER ENDED
                                                                  -------------
                                                                  MARCH   JUNE
                                                                   31,    30,
                                                                   1995   1995
                                                                  ------ ------
Net sales........................................................ $5,379 $5,757
Net income.......................................................    351    453
Net income per share--primary....................................  $0.06  $0.07

                                                               JUNE 30, 1995
                                                            -------------------
                                               DECEMBER 31,              AS
                                                   1994     ACTUAL  ADJUSTED (3)
                                               ------------ ------- -----------
BALANCE SHEET DATA:
Working capital...............................   $ 5,053    $ 5,970   $11,120
Total assets..................................    16,862     18,666    23,316
Current portion of long-term debt.............     1,029      1,832     1,332
Long-term debt, net of current portion........       905        787       787
Stockholders' equity..........................    11,602     12,489    17,639

--------
(1) Excludes 435,900 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 1995 at a weighted average exercise price of $2.45 per share.
(2) Net income (loss) per share amounts have been computed using the weighted average number of shares of Common Stock and Common Stock equivalents (when dilutive) outstanding during the periods. See Note 1 of Notes to Consolidated Financial Statements.

(3) As adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of the 1,200,000 shares offered hereby at the public offering price of $5.00 per share, and the application by the Company of the estimated net proceeds. See "Use of Proceeds."

                                ----------------

  Ceradyne, the Ceradyne logo and Ceralloy are major trademarks of the Company. This Prospectus also includes other trademarks of Ceradyne and trademarks of other companies.

                                  THE COMPANY

  The Company is incorporated under the laws of the State of Delaware. As used in this Prospectus, the "Company" and "Ceradyne" refer to Ceradyne, Inc., a Delaware corporation, and its predecessor corporations. The principal executive offices of the Company are located at 3169 Red Hill Avenue, Costa Mesa, California 92626 and the Company's telephone number at that location is
(714) 549-0421.

                                 RISK FACTORS

  Prospective investors should carefully consider the factors set forth below, in addition to the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

HISTORY OF OPERATING LOSSES

  For the six month period ended June 30, 1995 the Company returned to profitability after sustaining net losses from fiscal 1987 through fiscal 1994 totalling approximately $21.4 million. The Company's operating losses resulted from a number of factors, including a decline in revenues due in part to reduced government spending on defense related products, which historically have represented the majority of the Company's business and are expected to represent a substantial portion of the Company's business in the foreseeable future. Also contributing to the Company's losses was a decline in sales of the Company's translucent ceramic orthodontic bracket, from peak revenues of $6.2 million in fiscal 1988 to $.4 million in fiscal 1994, due in part to excess inventory levels accumulated by the Company's exclusive distributor of this product, Unitek Corporation, a subsidiary of Minnesota Mining & Mfg. Co. ("3M/Unitek"), and also in part to resistance by some orthodontists to use the product because of technical problems experienced with earlier versions of the bracket. To maintain profitability and achieve revenue growth, the Company must, among other things, successfully address new opportunities for armor applications, including the development of capacity to successfully manufacture ceramic body armor in volume; achieve significant sales of a new version of its transluscent orthodontic bracket product, which is currently under development; and continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance, however, that the Company will be able to sustain or improve its level of profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMPORTANCE OF NEW PRODUCTS; LIMITED VOLUME MANUFACTURING EXPERIENCE FOR PRODUCTS UNDER DEVELOPMENT

  The Company believes that its future prospects will depend to a large extent on the success of products which currently provide little revenue or which are still under development. These products include, in particular, lightweight ceramic armor vests for military personnel, the Company's ceramic-impregnated dispenser cathode for television and other cathode ray tube ("CRT") applications, improved versions of the Company's translucent ceramic orthodontic bracket, and ceramic components for automobile and diesel engines. Although the Company received its initial production order in January 1995 for lightweight ceramic armor vests, the Company has previously produced only prototype quantities of this vest and has never manufactured it in the volumes required to fulfill this order. As a result, there can be no assurance that the Company will be able to manufacture these vests in a timely manner or on a profitable basis. Wide customer acceptance of the Company's CRT cathode and the Company's ability to manufacture this cathode profitably will depend in part on achieving significant manufacturing cost reductions, the Company's ability to manufacture these components in high volumes at acceptable production yields, and satisfying extensive customer testing and qualification procedures, which often take many months or years to complete. Should the Company be unable to achieve such cost reductions, manufacture with acceptable product yields or satisfy customer testing and qualification procedures, the Company's prospects and operating results may be materially and adversely affected. The Company has recently introduced a metal-lined version of its translucent ceramic orthodontic bracket and plans to introduce another version of this product in early 1996, both of which are designed to improve the performance and market acceptance of this product. The metal-lined bracket is more difficult and costly to produce than earlier versions of this bracket and there can be no assurance that the Company will be able to produce this version in high volume at acceptable yields or that either of these new designs will achieve market acceptance or result in increased sales of this product. The Company's efforts in producing ceramic components for automobile and diesel engines are still in the experimental stage, with future success substantially dependent on achieving significant cost reductions and developing high volume manufacturing capability while maintaining high quality levels. Furthermore, lead times for the introduction of new materials and components into production automobiles are typically several years. The market for ceramic automotive and diesel components is new and evolving, and advanced technical ceramics are not currently used in any significant automotive applications. Accordingly, demand and market acceptance for such products are subject to a high level of uncertainty. As a result of these factors, the Company believes that the use of ceramic components in high volume production automobile or diesel engines cannot be predicted and will not occur for several years, if at all. See "Business--Market Applications."

MANAGEMENT OF GROWTH

  The Company is experiencing a period of new product introductions that have placed, and will continue to place, a significant strain on its resources, including personnel. A significant portion of the Company's backlog relates to a single order for ceramic armor vests for the United States military, and fulfillment of such order will require the Company to manufacture the product in volumes significantly greater than the Company has historically achieved for such products. In addition, the Company believes that future growth is significantly dependent on introductions of other new products applying the Company's core advanced technical ceramics technologies. The Company expects that management of this transition will continue to place a strain on the Company's management, operational and financial resources. The Company's ability to manage growth effectively, particularly given the increasingly international scope of its operations, will require it to add manufacturing capacity and personnel, continue to implement and improve its operational, financial and management information systems as well as to develop the management skills of its managers and supervisors and to train, motivate and manage its employees. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The Company's failure to effectively manage growth could have a material adverse effect on the Company's results of operations. See "Business--Market Applications," "--Backlog" and "Management."

DEPENDENCE ON KEY PERSONNEL

  The Company's future success depends in large part on the continued service of Joel P. Moskowitz, its Chairman, Chief Executive Officer and President, and a principal stockholder of the Company, as well as other principal members of its management, the loss of whose services could have a material adverse effect upon the business and financial condition of the Company. The Company is also dependent on other key personnel, and on its ability to continue to attract, retain and motivate highly qualified personnel. The competition for such employees is intense, and there can be no assurance that the Company will be able to recruit and retain such personnel. Mr. Moskowitz has an employment agreement with the Company which expires in July 1999, but no other employee has an agreement for a specified term of employment with the Company. See "Management."

COMPETITION

  The markets for applications of advanced technical ceramics are competitive. The Company believes the principal competitive factors in these markets are product performance, material's specifications, application engineering capabilities, customer support, reputation and price. Many of the Company's competitors, both domestic and international, have greater financial, marketing and technical resources than Ceradyne. The Company's competitors often are divisions of larger companies with each of Ceradyne's product lines subject to completely different competitors. Some of the competitors of the Company include Kyocera Corporation's Industrial Ceramics Group in industrial ceramic products, Vesuvius McDaniel Co. in fused silica ceramics, and Simula Inc. and Brunswick Corp. in defense products. In many applications the Company also competes with manufacturers of non-ceramic materials. The principal competition for the Company's new CRT cathode are oxide cathodes manufactured in-house by the television manufacturers who are the Company's targeted customers for this product. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's results of operations and financial condition. See "Business--Competition."

ENVIRONMENTAL CONCERNS

  The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous materials. Certain of the Company's products are produced using beryllium oxide, which is highly toxic in powder form. This powder, if inhaled, can cause chronic beryllium disease ("CBD") in a small percentage of the population. In recent years the Company has been sued by several former employees and a family member of one such former employee alleging that they had contracted CBD as a result of exposure to beryllium oxide powders used in the Company's products. Although these claims have been settled without material liability to the Company, a current employee of the Company and his wife have sued the Company, alleging the employee contracted CBD as a result of exposure to beryllium oxide powder during the course of his employment. There can be no assurance that the Company will avoid liability to persons who contract CBD as a result of exposure to beryllium oxide while employed with the Company. While the Company believes that it is in material compliance with all existing applicable environmental statutes and regulations, any failure by the Company to comply with statutes and regulations presently existing or enacted in the future could subject it to liabilities or the suspension of production. Furthermore, there can be no assurance that claims against the Company related to exposure to beryllium oxide powder will be covered by insurance or that, if covered, the amount of insurance will be sufficient to cover any potential adverse judgment. See "Business--Environmental Concerns and Litigation."

  On October 26, 1995, the Company was served with a complaint that was filed by four persons, and the spouses of two of those persons, who are employed by one of the Company's customers. The complaint, filed in the United States District Court, Eastern District of Tennessee, alleges that the plaintiffs contracted chronic beryllium disease as a result of their exposure, during the course of their employment by the Company's customer, to beryllium-containing products sold by Ceradyne. The Company is one of four named defendants who allegedly also sold products containing beryllium oxide to the plaintiffs' employer. The complaint seeks compensatory damages in the amount of $3.0 million for each of the four plaintiffs who were employed by the Company's customer, compensatory damages of $1.0 million each for the two spouses, and punitive damages in the amount of $5.0 million. Defense of this case has been tendered to the Company's insurance carriers. The Company believes, based upon the advice of its insurance coverage counsel, that its insurance carriers should accept the defense of these claims. There can be no assurance, however, that insurance coverage will be available or that, if available, the amount of insurance will be sufficient to cover any potential adverse judgment, or that any adverse outcome would not have a material adverse effect on the Company or its financial condition.

DEPENDENCE ON UNITED STATES GOVERNMENT AND RISK OF CONTRACT TERMINATION

  Of the Company's $24.8 million total backlog at June 30, 1995, approximately $18.0 million, or 73%, represents orders for lightweight ceramic armor for defense applications. This amount includes unfilled firm orders and unexercised options for lightweight ceramic armor for military helicopters of approximately $5.3 million and $3.1 million, respectively, or a total of approximately $8.4 million, and unfilled firm orders and unexercised options for lightweight ceramic armor vests for military personnel of approximately $3.5 million and $6.1 million, respectively, or a total of approximately $9.6 million. The contract for armor vests and some of the contracts for helicopter armor are directly or indirectly with agencies of the United States government. The Company anticipates that it will continue to depend heavily on direct or indirect sales to government agencies for a significant percentage of the Company's revenues for the foreseeable future. In recent years, budgets of many government agencies have been reduced, causing certain customers and potential customers for the Company's products to re-evaluate their needs. Such budget reductions are expected to continue over at least the next several years. Future reductions in United States government spending on defense-related products could have a material adverse effect on the Company's prospects and operating results.

  Under U.S. law, the Company's defense-related contracts may be cancelled for convenience at any time without cause by the government, with reimbursement to the Company only for its actual expenses incurred. The Company has in the past experienced the cancellation of a significant government order, which had a material adverse effect on the Company's operating results. There can be no assurance that the Company will not experience similar cancellations in the future, and any such cancellations could adversely affect the Company's operating results. See "Backlog."

RELIANCE ON 3M/UNITEK RELATIONSHIP

  The Company developed its translucent ceramic orthodontic bracket pursuant to a joint development agreement with 3M/Unitek, and sells this product only to 3M/Unitek pursuant to an exclusive marketing agreement which expires in 2007. Consequently, the Company depends entirely on the marketing and sales efforts of 3M/Unitek for the sales of this product. The Company also depends on customer and technical feedback from 3M/Unitek for the design of improvements to the bracket. Early versions of this product were not well accepted by some orthodontists due in part to resistance to change from using traditional stainless steel brackets and to certain technical problems experienced by some users of the earlier versions of the Company's translucent ceramic orthodontic bracket. These problems included difficulty in the removal, or debonding, of the bracket from the tooth, breakage of brackets during the treatment process more often than experienced with stainless steel brackets, and slower movement of the metal arch wire through the ceramic bracket, resulting in longer treatment times than with stainless steel brackets. Designs recently introduced and designs scheduled for early 1996 introduction are intended to improve certain features of earlier versions of the bracket, but there can be no assurance that these new products will completely eliminate the previous problems or receive wide market acceptance. Furthermore, no assurance can be given that 3M/Unitek will devote substantial marketing efforts to sales of the Company's orthodontic products, or that it will not re-assess its commitment to the Company's technologies or develop its own competitive technology. Any failure by 3M/Unitek to actively market the Company's orthodontic product, or any failure of such product to achieve market acceptance, would materially and adversely impact the Company's prospects and results of operations. See "Risk Factors--Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development" and "Business--Strategic Relationships."

DEPENDENCE ON INTERNATIONAL SALES

  Shipments to customers outside of North America accounted for approximately 25% and 26% of the Company's sales in fiscal 1994 and the first six months of fiscal 1995, respectively. The Company anticipates that international shipments will continue to account for a significant portion of its sales. Certain of these revenues have been derived from sales to foreign government agencies and may be subject to risks similar to those set forth in "Risk Factors--Dependence on United States Government and Risk of Contract Termination."

  There are a number of risks inherent in the Company's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, longer account receivable payment cycles, potentially adverse tax consequences, and the burdens of compliance with foreign laws. Additionally, the Company does not engage in hedging activities to protect against the risk of currency fluctuations. Fluctuations in currency exchange rates could cause sales denominated in U.S. dollars to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales which may result in gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations which may contribute significantly to fluctuations in the Company's results of operations. The Company historically has denominated export sales in United States dollars. There can be no assurance, however, that the aforementioned factors will not have an adverse effect on the revenues from the Company's future international sales and, consequently, the Company's results of operations. Some of the Company's products may not be exported to certain foreign countries without an export license obtained from the United States government. The Company has and may in the future experience difficulty in obtaining licenses to export its products to certain countries. Failure to obtain such licenses could have a material adverse effect on the Company's sales and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Ceradyne Strategy" and "--Marketing and Customers."

PROTECTION OF INTELLECTUAL PROPERTY

  The Company relies on a combination of patents, trade secrets, trademarks, and other intellectual property law, nondisclosure agreements and other protective measures to preserve its proprietary rights pertaining to its products and production processes. Such protection, however, may not preclude competitors from developing products or processes similar or superior to the Company's. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights, there can be no assurance that these efforts will be successful. Furthermore, there can be no assurance that the Company's products or processes are not in violation of the patent rights of third parties, or that any of the Company's patents will not be challenged, invalidated or circumvented. See "Business--Patents, Licenses and Trademarks."

SIGNIFICANT FLEXIBILITY IN APPLYING NET PROCEEDS OF OFFERING

  The Company has not designated any specific use for a substantial portion of the net proceeds from the sale of the Common Stock offered hereby. Rather, the Company currently intends to use the net proceeds primarily for general corporate purposes. See "Use of Proceeds." Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Failure to utilize the net proceeds within a reasonable period of time may result in a dilution of the Company's earnings per share, which could have a material adverse effect on the price of the Company's Common Stock.

CONCENTRATION OF STOCK OWNERSHIP; ANTITAKEOVER EFFECTS OF DELAWARE LAW

  Upon completion of this offering, the Company's directors and executive officers and Ford will, in the aggregate, beneficially own approximately 37.5% of the outstanding Common Stock. As a result, these stockholders, acting together, would be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders." In addition, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock. See "Description of Capital Stock--Delaware Law."

VOLATILITY OF STOCK PRICE

  The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of the Company, announcements by the Company, its competitors or its customers, actual or anticipated changes in government defense spending, or reports or recommendations by securities industry analysts. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of the common stock of many technology companies in particular and which have at times been unrelated to operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as economic conditions generally, may adversely affect the market price of the Company's Common Stock. In addition, in the past the Company has not experienced significant trading volume in its Common Stock, has not been actively followed by stock market analysts and has limited market-making support from broker-dealers. If greater market-making support is not generated, supported by broader analyst coverage, resulting in greater average trading volume in the Company's Common Stock, there can be no assurance that an adequate trading market will exist to sell large positions in the Company's Common Stock. See "Price Range of Common Stock and Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, at the public offering price of $5.00 per share and after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $5,150,000. The Company intends to use approximately $2.0 million of the net proceeds to purchase tooling and equipment in order to develop additional manufacturing capacity, primarily for sintered reaction bonded silicon nitride (SRBSN) products, at the Company's Costa Mesa, California facility, and for dispenser cathodes for CRT applications, at the Company's Lexington, Kentucky facility. In addition, approximately $0.5 million of the net proceeds will be used to repay outstanding indebtedness under the Company's $4.0 million credit facility, under which borrowings totalled approximately $2.5 million at June 30, 1995, and bear interest at the lender's prime rate (9.0% at June 30, 1995) plus 3.6%. Repayment of any additional amounts outstanding under the credit facility would result in prepayment penalties under the current terms of the credit facility. Approximately $2.0 million of the net proceeds will be used to repay the balance due under the credit facility when it expires on November 29, 1996. The remainder of the net proceeds, approximately $650,000, will be used for working capital and other general corporate purposes.

   A portion of the proceeds may also be used by the Company to acquire or invest in businesses, assets, technologies or product lines that complement the Company's existing businesses. While from time to time the Company evaluates potential acquisitions of such businesses, assets, technologies or product lines, there is no present understanding or agreement with respect to any such acquisitions.

  Pending use, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing instruments, including government obligations and money market instruments.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The following table sets forth the price range of high and low last sale prices per share for the Common Stock on the Nasdaq National Market for the periods indicated.

                                                                  HIGH     LOW
                                                                  ----     ---
      Year ended December 31, 1993
        First Quarter............................................  2 3/4    2 1/4
        Second Quarter...........................................  3        2
        Third Quarter............................................  4 5/16   2
        Fourth Quarter...........................................  4        2 1/2
      Year ended December 31, 1994
        First Quarter............................................  3 5/8    2 5/8
        Second Quarter...........................................  3 1/2    1 1/2
        Third Quarter............................................  3        1 3/4
        Fourth Quarter...........................................  3 1/4    2
      Year ended December 31, 1995
        First Quarter............................................  3 3/8    2 1/4
        Second Quarter...........................................  5 7/8    3
        Third Quarter............................................  6 1/8    4 3/4
        Fourth Quarter (through October 26, 1995)................  7 3/8    5 1/4

  The present policy of the Company is to retain earnings for the operation and expansion of its business. The Company has never paid cash dividends, and does not anticipate that it will do so in the foreseeable future. In addition, the Company's credit agreement restricts the payment of cash dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1995, and as adjusted to reflect the sale by the Company of 1,200,000 shares of Common Stock pursuant to this offering and the receipt and application by the Company of the estimated net proceeds therefrom, at the public offering price of $5.00 per share and after deducting the underwriting discount and estimated offering expenses. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                              JUNE 30, 1995
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Current portion of long-term debt......................... $ 1,832    $ 1,332
                                                           =======    =======
Long-term debt, net of current portion.................... $   787    $   787
                                                           -------    -------
Stockholders' equity:
  Common Stock, $.01 par value; 12,000,000 shares
   authorized, 6,274,634 shares outstanding, actual;
   7,474,634 shares outstanding, as adjusted(1)...........  30,512     35,662
  Accumulated deficit..................................... (18,023)   (18,023)
                                                           -------    -------
    Total stockholders' equity............................  12,489     17,639
                                                           -------    -------
      Total capitalization................................ $13,276    $18,426
                                                           =======    =======

--------
(1) Excludes 435,900 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 1995 at a weighted average exercise price of $2.45 per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 are derived from financial statements of the Company which have been audited by Arthur Andersen LLP, which are included elsewhere in this Prospectus. The selected consolidated financial data of the Company as of December 31, 1990, 1991 and 1992 and for the years ended December 31, 1990 and 1991 are derived from consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, which are not included in this Prospectus. The selected consolidated financial data of the Company for the six month periods ended June 30, 1994 and 1995, and as of June 30, 1995, are derived from unaudited financial statements included elsewhere herein and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1995 are not necessarily indicative of the results to be expected for the full year ending December 31, 1995. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                         SIX MONTHS
                                  YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                          -------------------------------------------  ----------------
                           1990     1991     1992     1993     1994     1994     1995
                          -------  -------  -------  -------  -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............  $23,131  $21,886  $18,727  $15,987  $17,996  $ 8,729  $11,136
Cost of product sales...   18,385   18,877   16,531   14,792   16,135    7,656    8,224
                          -------  -------  -------  -------  -------  -------  -------
  Gross profit..........    4,746    3,009    2,196    1,195    1,861    1,073    2,912
                          -------  -------  -------  -------  -------  -------  -------
Operating expenses:
  Selling...............    1,664    1,593    1,465    1,372    1,502      801      751
  General and
   administrative.......    2,436    2,345    2,465    2,392    2,297    1,096    1,197
  Royalty...............      253      240      212      --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
                            4,353    4,178    4,142    3,764    3,799    1,897    1,948
                          -------  -------  -------  -------  -------  -------  -------
  Income (loss) from
   operations...........      393   (1,169)  (1,946)  (2,569)  (1,938)    (824)     964
Other income (expense):
  Other income..........      280      319      160      212      366      216        2
  Interest expense......     (302)    (255)    (211)    (240)    (294)    (139)    (162)
                          -------  -------  -------  -------  -------  -------  -------
  Income (loss) before
   provision (credit)
   for taxes on income..      371   (1,105)  (1,997)  (2,597)  (1,866)    (747)     804
Provision for taxes on
 income(1)..............      --       --       --       --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
  Net income (loss).....  $   371  $(1,105) $(1,997) $(2,597) $(1,866) $  (747) $   804
                          =======  =======  =======  =======  =======  =======  =======
Net income (loss) per
 share(2)...............  $   .06  $  (.18) $  (.33) $  (.42) $  (.30) $  (.12) $   .13
Weighted average shares
 outstanding(2).........    6,418    6,178    6,133    6,169    6,238    6,233    6,389
                                       DECEMBER 31,                       JUNE 30,
                          -------------------------------------------  ----------------
                           1990     1991     1992     1993     1994     1994     1995
                          -------  -------  -------  -------  -------  -------  -------
BALANCE SHEET DATA:
Working capital.........  $ 7,404  $ 7,805  $ 6,808  $ 5,630  $ 5,053  $ 5,727  $ 5,970
Total assets............   23,556   22,317   20,567   18,130   16,862   18,316   18,666
Current portion of long-
 term debt..............      722      465    1,044    1,306    1,029    1,426    1,832
Long-term debt, net of
 current portion........    1,319    1,774    1,413    1,367      905    1,246      787
Stockholders' equity....   18,637   17,734   15,813   13,443   11,602   12,705   12,489

--------
(1) The Company makes no provision for income taxes due to the existence of a tax net operating loss carryforward of approximately $14 million at December 31, 1994. See Note 5 of Notes to Consolidated Financial Statements.
(2) Net income (loss) per share amounts have been computed using the weighted average number of shares of Common Stock and Common Stock equivalents (when dilutive) outstanding during the periods. See Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Ceradyne develops, manufactures and markets advanced technical ceramic products and components for industrial, defense, consumer and microwave applications. The Company's technology was developed primarily for defense and aerospace applications which have historically represented a substantial portion of its business. With the end of the "Cold War," one of the Company's major defense contracts was cancelled and the Company experienced reductions in certain other defense-related business. As a result, the Company began to rely more heavily on the development of new applications and markets for its technology, while continuing to serve its historical customer base which continued to account for a substantial portion of the Company's business.

  From a peak of $25.6 million in 1987, the Company's revenues declined to a low of $15.9 million in 1993. Management believes that the Company's financial recovery commenced in the fourth quarter of 1994 due to an increase in new bookings and the divestiture of an historically unprofitable operation. Revenues began to increase in the third quarter of 1994, and have continued to increase in each of the last four fiscal quarters ending with the quarter ended June 30, 1995. In addition, the Company returned to profitability in each of the first two quarters of fiscal 1995, and at June 30, 1995, the Company's total backlog had increased to $24.8 million, up from $13.2 million a year earlier. The Company includes in backlog unfilled firm orders as well as unexercised options since, historically, most options have been exercised. See "Business--Backlog" and "Risk Factors--Dependence on United States Government and Risk of Contract Termination."

  The Company's cost of product sales includes the cost of materials, direct labor expenses and manufacturing overhead expenses. The Company's business requires that it maintain a relatively high fixed manufacturing overhead. As a result, the Company's gross profit, in absolute dollars and as a percentage of net sales, is greatly impacted by the Company's sales volume and the corresponding absorption of fixed manufacturing overhead expenses. Furthermore, due to the customized nature of many of its products, the Company is frequently required to devote resources to sustaining engineering expenses, which are also included in cost of product sales and are generally expensed as incurred.

RESULTS OF OPERATIONS

  The percentage relationships to net sales of certain income and expense items for the three years ended December 31, 1994 and the six month periods ended June 30, 1994 and 1995 are contained in the following table:

                                YEAR ENDED DECEMBER        SIX MONTHS ENDED
                                        31,                    JUNE 30,
                                ------------------------   -------------------
                                 1992     1993     1994      1994       1995
                                ------   ------   ------   --------   --------
Net sales......................  100.0%   100.0%   100.0%     100.0%     100.0%
Cost of product sales..........  88.27    92.53    89.66      87.71      73.85
                                ------   ------   ------   --------   --------
  Gross profit.................  11.73     7.47    10.34      12.29      26.15
                                ------   ------   ------   --------   --------
Operating expenses:
  Selling......................   7.82     8.58     8.35       9.18       6.74
  General and administration...  13.16    14.96    12.76      12.55      10.75
  Royalty......................   1.14       --       --         --         --
                                ------   ------   ------   --------   --------
                                 22.12    23.54    21.11      21.73      17.49
                                ------   ------   ------   --------   --------
Income (loss) from operations.. (10.39)  (16.07)  (10.77)     (9.44)      8.66
Other income (expense):
  Other income.................   0.86     1.33     2.03       2.47       0.01
  Interest expense.............  (1.13)   (1.50)   (1.63)     (1.59)     (1.45)
                                ------   ------   ------   --------   --------
                                 (0.27)   (0.17)    0.40       0.88      (1.44)
Income (loss) before provision
 for taxes on income........... (10.66)  (16.24)  (10.37)     (8.56)      7.22
Provision for taxes............     --       --       --         --         --
                                ------   ------   ------   --------   --------
Net income (loss).............. (10.66)% (16.24)% (10.37)%    (8.56)%     7.22%
                                ======   ======   ======   ========   ========

SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO SIX MONTHS ENDED JUNE 30, 1994

  Net Sales. Net sales for the six months ended June 30, 1995 were $11.1 million, which represents a 27.6% increase over $8.7 million in net sales for the corresponding period of the prior year. This increase was primarily due to a 59.6% (or $1.6 million) increase in sales of the Company's industrial products (consisting of a $1.0 million increase in fused silica ceramic products and a $.6 million increase in industrial wear products), a $.4 million increase in sales of translucent ceramic orthodontic brackets, as well as an increase in sales in substantially all of the Company's other product lines.

  International sales have and will continue to be an important part of the Company's business, representing 26.2% of the Company's net sales for the period ending June 30, 1995, up from 21.9% for the comparable period of the prior year, due primarily to shipments of microwave tube products and CRT cathode products. The Company intends to increase its efforts to expand sales in the international market.

  Gross Profit. The Company's gross profit increased to $2.9 million, or 26.1% of net sales, for the six months ended June 30, 1995, compared to $1.1 million, or 12.3% of net sales, for the six months ended June 30, 1994. Of the $1.8 million increase in gross profit, approximately $.5 million resulted from increased gross profit at the Company's Semicon division in Lexington, Kentucky and approximately $.4 million resulted from increased gross profit at the Company's Thermo Materials division in Scottdale, Georgia. These increases were attributable primarily to increased sales and improvements in manufacturing productivity at those facilities. Also contributing to the improvement in gross profit in the first six months of 1995 was the absence of the Company's ceramic-to-metal operations, which were divested in the fourth quarter of 1994 and which had a negative gross margin of approximately $.3 million during the six months ended June 30, 1994. Other factors contributing to the improvement in gross profit during the six months ended June 30, 1995 included increased sales of products with greater profit margins, increased manufacturing productivity, a 27.6% increase in total net sales during the period, and absorption of fixed manufacturing overhead over the increased sales volume.

  During the fiscal quarter ended June 30, 1995 the Company renegotiated the lease for its West Coast facility, reducing both leased space and rent. This reduction of approximately $350,000 per year, the majority of which will reduce manufacturing overhead expense, commences in November 1995.

  Operating Expense. Operating expenses were $1.9 million for the period ended June 30, 1995, an increase of 2.7% from the comparable period of the prior year, and represented 17.5% of net sales compared to 21.7% of net sales for the six months ended June 30, 1994. The improvement as a percentage of net sales was due to increased sales for the period ended June 30, 1995.

  Selling expenses were $751,000 for the six months ended June 30, 1995, a decrease of 6.2% from the comparable period of the prior year. This decrease in aggregate selling expenses was due primarily to the sale by the Company in the fourth quarter of 1994 of its ceramic-to-metal product line, which historically had required a relatively higher commitment of selling expenses. Selling expenses attributable to this product line were approximately $89,000 during the six months ended June 30, 1994. While actual amounts expended will depend upon a variety of factors, the Company anticipates that selling expenses will increase during the remainder of fiscal 1995 and in future years as the Company increases its marketing efforts both domestically and internationally.

  General and administrative expenses were $1.2 million for the six months ended June 30, 1995, a 9.2% increase from the comparable period of the prior year. This increase was primarily due to the payment of $62,000 in employee incentive bonuses indexed to the Company's profitability during the six months ended June 30, 1995.

  Given the nature of the Company's business, management believes that the present aggregate dollar level of operating expense, which has not changed materially over the last several years, is necessary to support the Company at its current sales level, as well as that experienced in the recent past. On the other hand, management believes that the Company should be able to significantly increase its sales without corresponding increases in selling, general and administrative expenses.

  Other Income. Other income decreased to $2,000 for the six months ended June 30, 1995 compared to $216,000 for the six months ended June 30, 1994. During the latter period the Company had recorded other income from the finalization of a contract cancellation, the settlement of a contract claim and license fees received in excess of an amount accrued in prior periods.

  Interest Expense. For the six months ended June 30, 1995 interest expense was $162,000, a 16.5% increase over the comparable period of the prior year, primarily attributable to higher interest rates.

  Income Taxes. The Company has made no provision for income taxes due to the existence of approximately $18.2 million in tax net operating loss and tax credit carryforwards available as of December 31, 1994. Subject to certain limitations and differences between federal and state tax laws, the Company expects to apply these carryforwards against any tax liability in 1995 and in future years until such carryforwards are fully utilized.

  Net Income. Reflecting all of the matters discussed above, net income was $804,000 (or $.13 per share) for the six month period ended June 30, 1995 compared to a loss of $747,000 (or $.12 per share) for the comparable period of the prior year.

YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

  Net Sales. Net sales for the year ended December 31, 1994 were $17.9 million, a 12.5% increase over net sales of $15.9 million for the year ended December 31, 1993. Net sales in 1993 reflected a 14.6% decrease compared to net sales of $18.7 million for the year ended December 31, 1992.

  The increase in net sales in 1994 was due primarily to a 25.5% (or $.8 million) increase in sales of lightweight ceramic armor for helicopters, a $.3 million increase in sales of ceramic-to-metal products, a $.2 million increase in sales of wear-resistant products for industrial applications, revenues of $.4 million from sales of ceramic tiles produced for a prototype heat exchange container program, and, to a lesser extent, increased sales of other product lines. The decrease in net sales in 1993 was due primarily to a 77.9% (or $1.3 million) decrease in sales of translucent ceramic orthodontic brackets because of reduced demand, due to excess inventory held by the Company's exclusive customer, 3M/Unitek, a decline of $.6 million in sales of microwave tube products due to cutbacks in defense programs, and a decrease of $.4 million in sales of ceramic-to-metal products. In addition, in 1993 net sales were adversely affected by the termination of a strategic weapons system program in August 1992, which accounted for $.5 million of net sales in 1992.

  International sales represented 25.5%, 18.1% and 13.9% of total net sales in 1994, 1993 and 1992, respectively. These year-to-year increases reflect the Company's increasing emphasis on developing international markets.

  Gross Profit. The 1994 increase in gross profit percentage to 10.3% of net sales was primarily attributable to a change in sales mix in favor of more profitable products, improved manufacturing productivity, and, to a lesser extent, absorption of fixed manufacturing overhead over higher sales. These factors were most evident in the Company's lightweight ceramic armor product line, where sales increased by $.8 million, or 25.6%, to $3.9 million in 1994 from $3.1 million in 1993, while gross profit increased by $.5 million, or 98.9%, to $1.0 in 1994 from $.5 million in 1993. Conversely, the decrease in gross profit percentage in 1993 to 7.5% of net sales was primarily attributable to manufacturing overhead expense being spread over a much lower sales volume and a less favorable profit margin profile in the Company's sales mix.

  Operating Expenses. Operating expenses for the year ended December 31, 1994 were $3.8 million, an increase of less than 1% over operating expenses for the year ended December 31, 1993. The 1993 level represented a decrease of 9.1% compared to 1992 operating expenses of $4.1 million. These expenses represented 21.1%, 23.5% and 22.1% of net sales in 1994, 1993 and 1992, respectively.

  The increase in 1994 selling expenses was primarily attributable to greater selling effort associated with increased marketing activities. The decrease in 1993 selling expenses resulted from reductions in marketing personnel and advertising. General and administrative expenses decreased in 1994 and 1993 primarily as a result of reductions in administrative personnel. Royalty expenses ceased in 1992 with the final amortization of royalties which had been prepaid in 1986.

  Other Income. Other income was $366,000 for the year ended December 31, 1994, a 72.6% increase over other income of $212,000 for the year ended December 31, 1993. The 1993 level represented a 32.5% increase over 1992 other income of $160,000. The increase in 1994 resulted from income recorded as a result of a contract cancellation, the settlement of a contract claim and receipt of licensing fees in excess of an amount accrued in prior periods. The increase in 1993 resulted primarily from income recorded as a result of a contract cancellation.

  Interest Expense. Interest expense was $294,000 for the year ended December 31, 1994, a 22.5% increase over interest expense of $240,000 for the year ended December 31, 1993, which in turn was a 13.7% increase over interest expense of $211,000 for the year ended December 31, 1992. The steady increase in interest expense is due to a combination of increasing interest rates and increased borrowing under the Company's credit facilities.

  Income Taxes. The Company adopted the provisions of the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective the first quarter of 1993. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

  Net Income. As a result of all of the items discussed above, the net loss for the year ended December 31, 1994 was $1.9 million (or $.30 per share), representing a 26.9% improvement over the net loss of $2.6 million (or $.42 per share) for the year ended December 31, 1993. The 1993 net loss was 30.0% greater than the 1992 net loss of approximately $2 million (or $.33 per share).

RECENT OPERATING RESULTS

  The Company has reported preliminary unaudited operating results for the third quarter and nine months ended September 30, 1995. The Company had net sales of $6.3 million and net income of $0.6 million, or $0.09 per share, for the third quarter ended September 30, 1995, compared to net sales of $4.3 million and a net loss of $0.5 million, or $0.08 per share, for the quarter ended September 30, 1994. For the nine months endedSeptember 30, 1995, the Company reported net sales of $17.4 million and net income of $1.4 million, or $0.21 per share, compared to net sales of $13.1 million and a net loss of $1.2 million, or $0.20 per share, for the nine months ended September 30, 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company meets its operating and capital requirements from cash flow from operating activities and borrowings under its credit facilities. After producing a negative cash flow from operating activities in 1992 ($35,000) and 1993 ($380,000), the Company produced $736,000 in cash flow from operating activities in 1994 and $89,000 for the six months ended June 30, 1995.

  The Company has a revolving credit agreement with an asset-based lender for the purpose of financing the Company's working capital needs. The credit facility, which expires on November 29, 1996, is limited to $4.0 million, and is composed of two parts--a $1,585,600 term loan and a $2,414,400 revolving line of credit. Under both parts of the credit facility, borrowings are tied to availability formulas: 80% of the appraised value of fixed assets for the term loan, 75% of eligible trade receivables, and 25% of eligible inventory (up to $250,000) for the revolving line of credit. The term loan and the revolving line of credit are secured by all of the Company's assets and require the Company, among other things, to maintain certain financial ratios and limit capital expenditures. Borrowings under the credit facility totaled approximately $2.5 million at June 30, 1995.

  At June 30, 1995, the Company had short-term cash resources (i.e., cash and cash equivalents) equal to $302,000. Management believes that the net proceeds from this offering, funds generated from operations and the ability to borrow under the revolving credit facility will be sufficient to finance anticipated capital and operating requirements for at least the next twelve months. However, the Company may find it necessary to seek additional sources of financing to support its capital needs, for additional working capital, potential investments, acquisitions or otherwise. There is no assurance that such financing would be available on commercially acceptable terms or at all. Total property and equipment expenditures for 1995 are expected to be approximately $1.0 million.

                                   BUSINESS

OVERVIEW

  Ceradyne develops, manufactures and markets advanced technical ceramic products and components for industrial, defense, consumer and microwave applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals or plastics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and have excellent electrical insulation capability and other special electronic properties.

  Ceradyne's technology was developed primarily for defense and aerospace applications which have historically represented a substantial portion of its business. As a result of the end of the "Cold War," one of the Company's major defense contracts was cancelled and the Company experienced reductions in certain other defense-related business. As a result, the Company began to rely more heavily on the development of new applications and markets for its advanced technical ceramic technology, while continuing to serve its historical customer base which continued to account for a substantial portion of the Company's business. Although the Company continues to derive a substantial portion of its revenues from its traditional products, such as lightweight ceramic armor for military helicopters and products for microwave tube applications, management expects that newer products developed or being developed by the Company for defense, industrial and consumer applications will represent a growing share of the Company's business. Examples of these newer products include:

  .  Lightweight ceramic armor vests for military personnel.

  . A metal-lined version of the Company's translucent ceramic orthodontic bracket which it sells to Unitek Corporation, a subsidiary of Minnesota Mining & Mfg. Co. ("3M/Unitek"), under an exclusive marketing agreement.

  . Wear resistant components for industrial machinery, such as paper making equipment, made from the Company's Ceralloy(R) 147 silicon nitride advanced technical ceramic.

  . Ceramic-impregnated dispenser cathodes for large-screen television and projection television. This product is in an early limited production phase with no assurance of wide market acceptance. The Company believes this product also may have applications in high definition television ("HDTV") and exhanced resolution CRT monitors.

INDUSTRY BACKGROUND

  Developments in industrial processing, military systems, microwave electronics, consumer electronics and orthodontics have generated a demand for high performance materials with certain properties not readily available in metals or plastics. In certain high performance applications, this demand has been met by products made of advanced technical ceramics.

  The following table compares certain favorable properties of selected advanced technical ceramics commonly used by the Company with those of other selected materials.


                       MELTING POINT                   CHEMICAL                        DENSITY
                          (DEGREES       HARDNESS     RESISTANCE      ELECTRICAL       (GMS PER
       MATERIALS         FAHRENHEIT)  (VICKERS SCALE)  TO ACIDS       PROPERTIES          CC)

  Advanced technical   2,500 to 6,900 1,600 to 7,000  Excellent  From conductors to   2.5 to 4.5
   ceramics                                                      excellent insulators
------------------------------------------------------------------------------------------------
  High strength alloy  2,500 to 2,700     250 to 900  Fair       Conductors           7.0 to 9.0
   steel
------------------------------------------------------------------------------------------------
  High performance         275 to 750        5 to 10  Good to    Good to excellent    1.0 to 2.0
  plastics                                            Excellent  insulators

  Ceramics such as earthenware, glass, brick and tile have been made for centuries and are still in common use today. The inertness and lasting qualities of ceramics are illustrated by the artifacts uncovered intact in modern times. Almost all traditional ceramics, including those of ancient times, were based on clay. In recent years, significant advances have been made in ceramic technology through the application of specialized processes to produce man-made ceramic powders. In the 1950's and 1960's, developments in aluminum oxide and other oxides provided ceramics that were excellent electrical insulators and were capable of withstanding high temperatures. In the 1970's, these and other developments resulted in the ability to manufacture advanced technical ceramics with great strength at elevated temperatures and reduced brittleness, historically a primary limitation of ceramics. The industry that has emerged from these advances is known as advanced technical (or structural) ceramics.

  The properties of advanced technical ceramics present a compelling case for their use in a wide array of applications. However, manufacturing costs associated with the production of these materials need to be reduced in order to accelerate the use of advanced technical ceramics as a direct replacement for metals, plastics or other ceramics. A portion of these costs are related to the need for diamond grinding finished components to exacting tolerances. Industry cost reduction efforts have included the production of blanks or feed stock to "near net shape" configurations, thus reducing the need for final finishing. Manufacturers are also seeking to reduce costs through the use of high volume automated processing and finishing equipment and techniques, and to achieve economies of scale in areas such as powder processing, blank fabrication, firing, finishing and inspection.

  The automobile industry is particularly sensitive to initial as well as life cycle costs. Although the current state of the art of advanced technical ceramics suggests potential automotive acceptance, the cost factors currently will not permit automobile related production. The industry goal is to bring advanced technical ceramics' costs down as close as possible to the cost of equivalent current metal parts.

CERADYNE STRATEGY

  The Company's strategy is to capitalize on its existing technologies, developed originally for defense and aerospace applications, to broaden its product and customer base through increased marketing efforts both domestically and internationally. The Company is focusing on additional customer opportunities for existing products, and on emerging markets and products which require or can benefit from the physical, chemical or electronic properties of advanced technical ceramics. The Company believes that this strategy will depend more on increased marketing efforts to promote its existing products and technologies than it will on pure research and development of new products.

  Ceradyne seeks to increase sales of its traditional products primarily through expanded domestic and global marketing efforts. Examples of these products and market applications include:

  .  Lightweight ceramic armor for military helicopters.

  . Industrial ceramics utilizing fused silica ceramics for the glass tempering and steel making markets.

  . Microwave cathodes, microwave absorbing Ceralloy(R) ceramics and samarium cobalt magnets for use in microwave power tubes in communications, radar and electronic countermeasure applications.

  As part of the Company's strategy to leverage its existing technologies, the Company expects much of its future growth to come from products which are currently in early production or still in development. There can be no assurance, however, that products still under development will be successfully completed, or that any of these newer products, including those already in production, will achieve wide market acceptance. The following table illustrates these newer and planned products and the markets for which they are intended.

                                                               CERADYNE'S
    MARKET OPPORTUNITY     TECHNICAL DEMANDS OF MARKET         STRATEGIC RESPONSE
-----------------------------------------------------------------------------------------
                                    INDUSTRIAL
  Wear resistant compo-    Failure of industrial equipment is  Ceralloy 147 Sintered
  nents required on the    often caused by premature wearing   Reaction Bonded Silicon
  rubbing or cutting sur-  out of surfaces due to abrasive     Nitride (SRBSN) industrial
  faces of industrial ma-  action. Examples include paper      wear parts and cutting
  chinery, such as in pa-  making where the pulp slurry runs   tool inserts are designed
  per making equipment,    at 5000 feet per minute, or in      to replace hard metal or
  centrifuges, and cutting metal cutting where as much as      even oxide ceramic wear
  tool inserts.            .125 inch depth of cut are removed  surfaces, resulting in
                           in a single pass.                   greater productivity,
                                                               quality and longer
                                                               "uptime."

                                    DEFENSE
  Lightweight armor for    As tactical conflicts as well as    Ceralloy 546 (boron
  military and law         terrorist and other activities      carbide) or Ceralloy 146
  enforcement personnel.   result in the increased use of      (silicon carbide) backed
                           automatic weapons, it has become    with Kevlar(TM),
                           necessary to stop bullets as great  Spectra(TM) or other
                           as a .50 caliber machine gun        laminates are designed to
                           round. However, vests or other      provide lightweight
                           armor must be light enough in       ballistic protection
                           weight to allow freedom of          greater than Kevlar alone
                           movement without undue fatigue.     at an acceptable weight.

  Missile nose cones       Next generation tactical missiles   The Company's advanced
  (radomes).               (Standard Missile Block IV and      technical ceramic radomes
                           PAC-3) will be required to fly at   are designed to address
                           extremely high velocities, tight    demanding specifications
                           turning radii, and severe weather   of next generation missile
                           conditions. These operating         nose cones.
                           conditions may preclude the use of
                           conventional polymer materials.

                                      CONSUMER
  Orthodontic brackets.    Traditional stainless steel         Ceradyne's Transtar
                           orthodontic ceramic brackets are    translucent orthodontic
                           often considered unsightly.         brackets are inert, pick
                           Substitute clear plastic materials  up the color of the
                           can be weak and may stain. Some     patient's teeth and allow
                           orthodontic patients prefer         the orthodontist to
                           aesthetically pleasing brackets     correct the patient's
                           which can be affixed to each tooth  bite. The Company and its
                           to support the archwire.            marketing partner,
                                                               3M/Unitek, plan to
                                                               introduce an enhanced
                                                               version of this ceramic
                                                               bracket in 1996.

  Large screen             To achieve sharper, brighter        Ceradyne's CRT ceramic-
  televisions, projection  pictures in next generation         impregnated dispenser
  televisions, HDTV, and   television picture tubes, it may    cathodes are designed to
  other cathode ray tube   be necessary to increase current    offer the television
  (CRT) applications.      density (amperes/cm/2/) from        manufacturer increased
                           currently used oxide cathodes.      power levels compared to
                           Television manufacturers may        conventional cathodes. The
                           require extra power as size of      Company is now in early
                           picture and number of pixels        limited production for a
                           increase.                           large projection
                                                               television and a wide
                                                               screen 29" consumer
                                                               television.

                                    AUTOMOTIVE
  Automobile internal      In order to achieve diesel engine   Ceradyne's Ceralloy 147
  combustion engine and    life of one million miles and       SRBSN is a candidate for a
  diesel engine valve      automobile engine life of over      variety of engine compo-
  train and other engine   100,000 miles without major         nents including bucket
  components.              maintenance, it may be necessary    tappet inserts,
                           to replace metal engine components  engine valves, clevis pins
                           with longer lasting, lighter        and fuel injection pump
                           weight, higher temperature          parts. The Company is in
                           resistant parts at acceptable unit  prototype development of
                           costs.                              parts for Detroit Diesel
                                                               Corp., Catepillar Inc.,
                                                               and Ford Motor Company.
                                                               Volume production orders
                                                               may not occur for several
                                                               years, if at all, and will
                                                               depend on significant cost
                                                               reduction and other fac-
                                                               tors.


  As part of the Company's strategy, management intends to establish additional sales representative and distributor relationships, particularly in international markets. The Company will also seek to develop strategic product development or marketing relationships with other manufacturing companies or key customers whose expertise, marketing or financial resources will assist the Company in accomplishing these objectives.

STRATEGIC RELATIONSHIPS

  The Company has established two strategic relationships which have been, and the Company expects will continue to be, important factors in the Company's efforts to develop and expand its advanced technical ceramic technology into new products and markets. These relationships are described below.

  Ford Motor Company Joint Product Development Program. Ceradyne completed a series of transactions with the Ford Motor Company ("Ford") in March 1986 with a long-term objective of developing ceramic components for automobiles. Key to this venture was the transfer of technology developed by Ford relating to technical ceramics, including a portfolio of United States and corresponding foreign patents and patent applications, and the investment of $10 million in the Company in exchange for Common Stock which eventually resulted in an ownership interest in Ceradyne of approximately 20%. Ford and the Company also entered into a joint development program pursuant to which Ceradyne has been applying its experience and expertise in technical ceramics to develop this technology into commercial products with a view to eventually developing components for automobile engines. Through fiscal 1994, Ford has contributed to the Company, on a cost sharing basis, a total of $3.1 million in cash and equipment under this joint development program. The technology acquired from Ford and the efforts of this joint development program have led to the development of Ceradyne's Ceralloy(R) 147 sintered reaction bonded silicon nitride (SRBSN) advanced technical ceramic, from which the Company now produces a line of industrial wear components and has made prototype parts for evaluation and testing in internal combustion and diesel engines. See "Risk Factors--Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development," "Business--Market Applications-Industrial," "--Market Applications-Automotive Market," and "--Manufacturing Processes-Sintering and Reaction Bonding of Silicon Nitride" and "Certain Transactions."

  3M/Unitek Orthodontic Bracket Joint Program. In 1986, Ceradyne entered into a joint development and supply agreement with 3M/Unitek, for the development of a translucent ceramic bracket for orthodontic appliances commonly known as braces. Under this agreement, 3M/Unitek, which is a major manufacturer of stainless steel orthodontic brackets, provided Ceradyne with information regarding the functional specifications and properties which ceramic brackets would be required to satisfy. Based on this information and utilizing its experience with translucent ceramics originally produced by Ceradyne for defense electronic countermeasure applications, Ceradyne developed, and in 1987 began manufacturing, translucent ceramic brackets. These brackets cosmetically blend with the natural color of the patient's teeth while performing the structural functions formerly performed by traditional stainless steel brackets. See "Risk Factors--Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development," "-- Reliance on 3M/Unitek Relationship," "Business--Market Applications-Consumer" and "--Manufacturing Processes-Fabrication of Translucent Ceramics (Transtar(R))."

  Ceradyne and 3M/Unitek have obtained and jointly own two United States patents covering the basic use of translucent ceramics for an orthodontic bracket. 3M/Unitek has an exclusive right to market brackets based on this technology until 2007, provided that 3M/Unitek purchases at least 50% of its requirements for the brackets from Ceradyne and pays a royalty to Ceradyne based on 3M/Unitek's net selling price for any brackets that Unitek manufactures. During the term of the agreement, Ceradyne may sell the brackets only to 3M/Unitek. To date, 3M/Unitek has purchased all of its requirements from the Company and has not manufactured any brackets itself. See "Business-- Patents, Licenses and Trademarks."

MARKET APPLICATIONS

  The Company's products can be categorized by the principal market applications they address: (i) industrial, (ii) defense, (iii) consumer, (iv) microwave tube products and (v) automotive. These markets accounted for approximately 29.2%, 24.6%, 3.7%, 41.1% and 1.4%, respectively, of the Company's net sales for fiscal 1994 and 37.5%, 18.4%, 9.3%, 33.7% and 1.2%, respectively, of net sales for the six months ended June 30, 1995. Set forth below is a description of the Company's principal products itemized by market:

  INDUSTRIAL

  Industrial Wear Components. Ceradyne's industrial wear components are made primarily of its Ceralloy(R) 147 sintered reaction bonded silicon nitride (SRBSN). These SRBSN ceramic components are generally incorporated in industrial machinery where severe abrasive conditions exist which wear out vital components. The Ceradyne wear resistant parts are used to replace conventional wear materials such as tungsten carbide or ceramics such as alumina or zirconia. Often these parts are incorporated in high wear areas at the original equipment manufacturer's plant. Applications include metal cutting tool inserts, paper and can making equipment, abrasive blasting nozzles as well as custom applications.

  Tempered Glass Furnace Components and Metallurgical and Industrial Tooling. Fused silica ceramic is a ceramic which does not materially expand when heated, nor materially contract when cooled. Therefore, it is used to produce industrial tooling and molds where complicated shapes and dimensions must be maintained over a wide range of temperatures. Such applications include the forming and shaping of titanium metal, used in the manufacture of aircraft. Other applications take advantage of fused silica's excellent thermal shock resistance and inertness when in contact with glass. These applications include components for equipment used in the fabrication of flat plate and tempered glass or contoured shapes such as automobile windshields. Fused silica ceramic shapes of up to 14 feet in length are produced in the Company's facility located near Atlanta, Georgia.

  DEFENSE

  Lightweight Ceramic Armor. Although armor has progressed through the centuries from animal skin shields to metal armored suits, to Kevlar(TM) vests (for light arms), to heavy steel plate, the requirements for light weight and maximum projectile stopping capability vary little. Ceradyne has developed and is producing lightweight ceramic armor capable of protecting against threats as great as .50 caliber armor piercing machine gun bullets at 50% of the equivalent steel plate weight. Utilizing hot pressed Ceralloy(R) ceramic, the Company's armor plates are laminated with either Kevlar(TM), Spectra(TM) or fiberglass and formed into a wide variety of shapes, structures and components. To date, ceramic armor manufactured by the Company has been used principally for military helicopter crew seats and airframe panels. The Company currently supplies ceramic armor systems for the following helicopter programs: the Blackhawk helicopter manufactured by Sikorsky Aircraft, the Apache helicopter manufactured by McDonnell-Douglas Helicopters, Inc., the Cobra helicopter manufactured by the Bell Helicopter division of Textron Inc., and the Sea King helicopter manufactured by Westland Helicopters. The Company believes it is a leader in producing lightweight ceramic armor for military helicopters. See "Risk Factors--Dependence on United States Government and Risk of Contract Termination."

  The Company received its first production contract for ceramic armor vests for military personnel in January 1995. This order, from the Defense Logistics Agency of the United States government, includes $3.5 million in vests which the Company expects to ship over the next 12 to 18 months and unexercised options for up to an additional $6.1 million in vests. These options, if exercised, are to be shipped over an additional 24 month period. The Company believes that factors affecting whether these options will be exercised include the quality and timeliness of vests shipped under the firm portion of this order, military requirements and the continued availability of government funding for this program. There can be no assurance, however, that all or any portion of these options will be exercised. See "Risk Factors--Dependence on United States Government and Risk of Contract Termination" and "Business-- Backlog."

  Missile Nose Cones (Radomes). The Company produces conical shaped, precision machined ceramic components, which are designed to be mounted by its customers on the front end of tactical missiles. These nose cones, or radomes, are designed for applications where the velocities and operating environments are severe enough that the thermal shock and erosion resistance, high strength and microwave transparency properties of advanced technical ceramics are required. Revenues from sales of radomes have not been material to date. However, radomes manufactured by the Company have been qualified for the Standard Missile Block IV missile program and are currently undergoing early testing for the PAC-3 missile program.

  CONSUMER

  Ceramic Orthodontic Brackets. In the orthodontic process of correcting a patient's teeth alignment, typically small (about 1/4") stainless steel brackets are adhered to each individual tooth in order to serve as a guide to the archwire which is the wire that sets into each bracket. The cosmetic appearance of all this metal is often considered quite unattractive. Ceradyne, together with its marketing partner, 3M/Unitek, have developed and are marketing ceramic orthodontic brackets made of Ceradyne's translucent ceramic, Transtar(R). The translucency of this ceramic bracket, together with the classical ceramic properties of hardness, chemical inertness and imperviousness, have resulted in a cosmetic substitute for traditional stainless steel brackets. These products are generally sold as aesthetic alternatives to conventional metal brackets and have been in production since 1987. Ceradyne is in advanced stages of development of an enhanced Transtar(R) bracket design whereby a small metal channel is placed in the archwire slot allowing for easier sliding between the wire and bracket. Ceradyne and 3M/Unitek plan to introduce this new design in 1996. See "Risk Factors--Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development" and "--Reliance on 3M/Unitek Relationship."

  CRT (Television) Ceramic-Impregnated Dispenser Cathodes. Cathodes are the tiny elements in an electron gun of a television tube that, when heated, emit a stream of electrons. This electron stream strikes the phosphors (pixels) on the inside glass of the tube, causing them to excite and glow creating a picture when viewed from the outside. Dispenser cathodes, which are the most efficient type of cathode, typically have been used for microwave tube applications, but historically have not been cost effective for televisions. The Company has developed a cathode design and manufacturing process which enables the Company to produce a high current density ceramic-impregnated dispenser cathode for CRT applications at a fraction of the cost of microwave tube ceramic-impregnated dispenser cathodes. The Company's process and equipment are designed to produce these cathodes at a very rapid rate with a current density (measured in amperes/cm/2/) significantly greater than conventional oxide cathodes currently used in televisions. These CRT dispenser cathodes are intended for large screen televisions, projection televisions, HDTV and other high-end CRT applications, and are currently being used by two manufacturers in limited production high-end television sets. Any potential production volume use of the Company's CRT cathode will require extensive customer evaluation and may be limited by cost factors. There can be no assurance that the Company will obtain large volume orders for this product. See "Risk Factors--Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development."

  MICROWAVE TUBE PRODUCTS

  Microwave Ceramic-Impregnated Dispenser Cathodes. The Company manufacturers ceramic-impregnated dispenser cathodes which are used in microwave tubes for applications in radar, satellite communications, electronic countermeasures and other uses. Dispenser cathodes, when heated, provide the stream of electrons which are magnetically focused into an electron beam. Microwave frequency signals which interact with this beam of electrons are substantially increased in power. Microwave dispenser cathodes are primarily composed of a porous tungsten matrix impregnated with ceramic oxide compounds.

  Samarium Cobalt Permanent Magnets. The Company's samarium cobalt magnets are sold as components primarily for microwave tube applications. Electron beams in microwave tubes generated by the dispenser cathodes described above can be controlled by the magnetic force provided by these powerful permanent magnets. The magnets are generally small sub-components of microwave traveling wave tubes.

  Precision Ceramics. Ceradyne produces a wide variety of hot pressed Ceralloy(R) ceramic compositions, precision diamond ground to close tolerances, primarily for microwave tube applications. The interior cavities of microwave tubes often require ceramic components capable of operating at elevated temperatures and in high vacuums.

  AUTOMOTIVE MARKET

  Internal Combustion and Diesel Engine Components. The demand for higher performance, more efficient and more durable engines for heavy duty diesel trucks and automobiles creates additional opportunities for advanced technical ceramics. For instance, the Company believes that if engines could be produced using certain advanced technical ceramic components, they could be lighter and longer lasting than those using metal components and could operate at higher temperatures, with reduced cooling and lubrication requirements. As a result, engines would use less fuel, achieve more complete combustion, thereby reducing emissions, and be less costly to maintain. Because of these potential benefits, industry-wide efforts are being made to develop advanced technical ceramic technology to replace critical steel components in diesel and automobile engines.

  Ceradyne has provided a limited number of prototype parts made of Ceralloy(R) 147 SRBSN materials for evaluation and testing in internal combustion and diesel engines. Ceradyne has no production contracts to produce any ceramic components for automotive or diesel engine use. However, Ceradyne is engaged in a joint program with Ford to develop ceramic components for automobile engines, and with a heavy-duty diesel engine manufacturer to develop silicon nitride engine valves and clevis pins for diesel engines. Ford is not obligated to purchase any minimum quantities of components developed under this program, and Ceradyne's efforts in this area are still in the experimental stage with future success greatly dependent on achieving cost reductions while maintaining high quality levels. The Company believes that use of ceramic components in high volume production automobile or diesel engines will not occur for several years, if at all. See "Risk Factors-- Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development."

  OTHER

  Utilizing its advanced technical ceramics technologies and facilities, the Company also manufactures a number of other products related to the foregoing markets, such as dispenser cathodes for ion laser applications, samarium cobalt permanent magnets for motors and instruments, and other precision advanced technical ceramics. None of these products provides a material amount of revenue to the Company.

MARKETING AND CUSTOMERS

  Each of Ceradyne's three manufacturing locations maintains an autonomous sales and marketing force promoting their individual products. The Company has more than 10 employees directly involved in marketing and has agreements with more than 25 manufacturers' representatives in the United States and other countries who are compensated as a percent of sales in their territory. Ceradyne is focusing much of its marketing effort outside the United States through direct involvement of senior management personnel from the Company's U.S. facilities in concert with local manufactures' representatives. Revenues from export sales represented approximately 14%, 18%, 25% and 26% of total net sales in fiscal years 1992, 1993 and 1994 and the first six months of fiscal 1995, respectively.

  Generally, the Company sells components to prime contractors or original equipment manufacturers. To a lesser extent, Ceradyne sells its products directly to the end user. The Company sells its translucent ceramic orthodontic brackets only to 3M/Unitek pursuant to an exclusive marketing agreement with that customer. See "Risk Factors--Reliance on 3M/Unitek Relationship" and "Business--Strategic Relationships." Varian Associates, Inc., which purchases microwave tube products from the Company, accounted for approximately 13% of the Company's total net sales in fiscal 1994, and no customer accounted for more than 10% of total net sales in the first six months of fiscal 1995.

  The Company continues to explore various domestic and international marketing, and other relationships to increase its sales and market penetration. Furthermore, Ceradyne is attempting to create long-term relationships with its customers to promote a smoother, more predictable flow of orders and shipments by entering into multi-year agreements or exclusive relationships where possible.

MANUFACTURING PROCESSES

  Ceradyne has a number of manufacturing processes which are dedicated to specific products and markets. These processes and the product applications are described below.

  Hot Pressing. The Company's hot pressing process is generally used to fabricate ceramic plates for lightweight ceramic armor. Ceradyne has developed and constructed induction heated furnaces capable of operating at temperatures exceeding 4000(degrees)F in inert atmospheres at pressures up to 5000 lbs. per square inch.

This equipment enables Ceradyne to fabricate parts more than 20 inches in diameter, which is considered large for advanced technical ceramics. Through the use of multiple cavity dies and special tooling, the Company can produce a number of parts in one furnace during a single heating and pressing cycle.

  Ceradyne procures its raw materials as fine powders from several outside suppliers. After processing by the Company, the powders are either loaded directly into the hot pressing molds or are shaped into preforms prior to loading into the hot pressing molds. The powders are placed in specially prepared graphite tooling, most of which is produced by Ceradyne. Heat and pressure are gradually applied to the desired level, carefully maintained and finally reduced. The furnace is removed from the press while cooling to permit the press to be used with another furnace. For most products, about 20 hours are required to perform this cycle. The resultant ceramic product generally has mechanical, chemical and electrical properties of a quality approaching that only theoretically obtainable. Almost all products are then finished by diamond grinding to meet precise dimensional specifications.

  Sintering of Fused Silica Ceramics. Sintering of fused silica ceramics is the process Ceradyne uses to fabricate fused silica ceramic shapes for applications in glass tempering furnaces, metalurgical tooling and other industrial uses. To fabricate fused silica ceramic shapes, fused silica powders are made into unfired shapes through slip casting or other ceramic compaction processes. These unfired "green" shapes are fired as they move through a continuously operated 150 foot long tunnel kiln at temperatures up to 2500(degrees)F. The final shapes are often marketed in the "as fired" condition or, in some cases, precision diamond ground to achieve specific dimensional tolerances or surface finishes required by certain customers. See "Business--Manufacturing Processes-Diamond Grinding."

  Ceramic-Impregnated Dispenser Cathode Fabrication. Ceramic-impregnated dispenser cathode fabrication is used to produce cathodes for microwave power tube applications and cathode ray tube ("CRT") cathodes for televisions. To produce ceramic-impregnated dispenser cathodes, both tungsten metal powders and ceramic powders are used. The tungsten metal powders are isostatically pressed in polymer tooling, removed and fired in special atmospheres at temperatures in excess of 4000(degrees)F. The tungsten billets are machined into precision shapes with exacting tolerances. The tungsten machined shapes are impregnated with a ceramic composite and fired at high temperatures in special atmospheres. The ceramic impregnated components are assembled and furnace brazed.

  Final processing includes the insertion of a metal heating element within a ceramic insulating compound and the addition of an extremely thin layer of precious metals to the surface. The Company's final quality inspection often includes a test of the cathode's electron emitting capabilities at normal operating temperatures. In order to produce high volume, inexpensive CRT cathodes for television and other CRT applications, the Company has developed and built high speed automated assembly equipment capable of producing a cathode approximately every 6.5 seconds. To date, however, the Company has not produced CRT cathodes in sustained high volumes. See "Risk Factors--Importance of New Products; Limited Volume Manufacturing Experience for Products Under Development."

  Sintering and Reaction Bonding of Silicon Nitride. Sintering and reaction bonding of silicon nitride results in the Company's Ceralloy(R) 147 SRBSN, which is used in industrial and automotive applications. Ceradyne SRBSN is based on technology acquired from Ford. See "Business--Strategic Relationships." This SRBSN process begins with relatively inexpensive high purity elemental silicon (Si) powders, which contrasts sharply with most other manufacturing techniques which start with relatively more expensive silicon nitride (Si/3/N/4/) powders.

  After additives are incorporated by milling and spray drying, the silicon powders are formed into shapes through conventional ceramic processing such as dry pressing. These shapes are then fired in a nitrogen atmosphere which converts the silicon part to a silicon nitride part. At this step (reaction bonding), the silicon nitride is pressure sintered in an inert atmosphere increasing the strength of the component three fold. As a result of SRBSN processing, the ceramic crystals grow in an intertwining "needle-like" fashion which the Company has named NeedleLok(TM). Ceradyne's NeedleLok(TM) structure results in a tough, high fracture energy part. The process is economical due to the low cost of the starting powders and can be used to produce extremely high production volumes of parts due to the use of conventional pressing processes.

  Fabrication of Translucent Ceramics (Transtar(R)). Ceradyne produces translucent aluminum oxide (Transtar(R)) components primarily for use as orthodontic ceramic brackets. The high purity powders are purchased from outside vendors and processed by dedicated conventional ceramic mechanical dry presses. The formed blanks are then fired in a segregated furnace in a hydrogen atmosphere at 1800(degrees)C until the ceramics enter to a strong translucent condition. These fired aesthetic appearing brackets then have certain critical features diamond ground into them. The final step is a proprietary treatment of the bonding side in order to permit a sound mechanical seal when bound to the patient's teeth.

  Diamond Grinding. Many of Ceradyne's advanced technical ceramic products must be finished by diamond grinding because of their extreme hardness. The Company's finished components typically are machined to tolerances of ^.001 inch and occasionally are machined to tolerances up to ^.0001 inch. To a limited extent, the Company also performs diamond grinding services for customers independently of its other manufacturing processes to specifications provided by the customer. The Company's diamond grinding department can perform surface grinding, diameter grinding, ultrasonic diamond grinding, diamond lapping, diamond slicing and honing. The equipment includes manual, automatic and computer numerically controlled (CNC) grinders. The CNC grinders have been specially adapted by the Company for precision grinding of ceramic contours to exacting tolerances.

  Fabrication of Samarium Cobalt Permanent Magnets. The fabrication of samarium cobalt permanent magnets results in various magnet shapes which are primarily used in microwave tube applications. The Company procures premixed samarium cobalt powder either as SmCo/5/ or Sm/2/Co/1//7/ compositions. The powders are then milled and formed into the final configuration by pressing in a magnetic field using a specially designed magnet press. These "pre-fired" or "green" magnets are then sintered at 2000(degrees)F in helium or vacuum. The magnets may then be subsequently diamond ground and characterized as to each individual magnet's strength.

  Raw Materials. The starting raw materials for Ceradyne's manufacturing operations are generally fine, man-made powders available from several domestic and foreign sources. Except for beryllium oxide powder, raw materials, such as Kevlar(TM), graphite, metal components and other ancillary items are readily available from several commercial sources. Although beryllium oxide powder is available from only one domestic source, the Company has not experienced any difficulty in obtaining this powder and has substantially reduced its use of this material. See "Business--Environmental Concerns and Litigation."

  Quality Control. Ceradyne products are made to a number of exacting specifications. In order to meet both internal quality criteria and customer requirements, the Company has implemented a number of quality assurance and in-process statistical process control programs. These quality programs are implemented separately at each of Ceradyne's three manufacturing locations.

ENGINEERING AND RESEARCH

  Ceradyne's engineering and research efforts consist primarily of application engineering in response to customer requirements. These efforts are directed to the creation of new products, the modification of existing products to fit specific customer needs, or the development of enhanced ceramic process technology. The Company is also engaged in internally-funded research to improve and reduce the cost of production and to develop new products. Costs associated with application engineering and internally-funded research are generally expensed as incurred and are included in cost of product sales. Costs associated with Company-funded research were approximately $250,000, $400,000, $360,000 and $100,000 in 1992, 1993, 1994 and the first six months of 1995, respectively.

COMPETITION

  Ceradyne competes on the basis of product performance, material's specifications, application engineering capabilities, customer support, reputation and price. Competitive pressures vary in each specific product market, depending on the product and program. In many instances, the competitors are well-known companies with greater financial, marketing and technical resources than Ceradyne. Ceradyne intends to continue to focus on selected business areas in which it can exploit its technological, manufacturing and marketing strengths. Some of Ceradyne's competitors often are divisions of larger companies with each of Ceradyne's product lines subject to completely different competitors. Some of the competitors of the Company include Kyocera Corporation's Industrial Ceramics Group in industrial ceramic products, Vesuvius McDaniel Co. in fused silica ceramics, and Simula Inc. and Brunswick Corp. in defense products. In many applications the Company also competes with manufacturers of non-ceramic materials. The principal competition for the Company's new CRT cathode are oxide cathodes manufactured in-house by the television manufacturers who are the Company's targeted customers for this product. For future automotive applications, there is a wide range of both current and potential domestic and international competitors. See "Risk Factors--Competition."

BACKLOG

  Ceradyne records an item as backlog when it receives a contract or purchase order indicating the number of units to be purchased, the purchase price, specifications and other customary terms and conditions. Ceradyne customarily includes unexercised options as a separate item in its backlog because the purchase orders are given on the basis of the total order, including options. Although there can be no assurance that options will be exercised, Ceradyne's experience has been that, with the exception of one significant strategic weapons systems contract that was cancelled in 1992, substantially all options or equivalents have been exercised at the prices set forth in the original contract. At June 30, 1995, backlog consisted of unfilled firm orders of approximately $14.3 million and unexercised options of approximately $10.5 million, for a total of approximately $24.8 million, compared with a backlog at June 30, 1994, which consisted of unfilled firm orders of approximately $8.8 million, and unexercised options of approximately $4.4 million for a total of approximately $13.2 million. Typically, firm orders are scheduled to be shipped within 12 to 18 months from receipt of order.

  The Company's backlog at June 30, 1995 includes unfilled firm orders and unexercised options for lightweight ceramic armor for military helicopters of approximately $5.3 million and $3.1 million, respectively, or a total of approximately $8.4 million, and unfilled firm orders and unexercised options for lightweight ceramic armor vests for military personnel of approximately $3.5 million and $6.1 million, respectively, or a total of approximately $9.6 million. The contract for armor vests and some of the contracts for helicopter armor are directly or indirectly with agencies of the United States government. Under U.S. law, such contracts may be cancelled for convenience at any time without cause by the government, with reimbursement to the Company only for its actual expenses incurred. See "Risk Factors--Dependence on United States Government and Risk of Contract Termination."

FACILITIES

  The Company serves its markets from three manufacturing facilities across the United States. The Company's West Coast operations, located in Costa Mesa, California, primarily produces armor and orthodontic products, and houses the Company's SRBSN research and development activities. The Company's cathode development and production are handled through its Semicon Associates division located in Lexington, Kentucky. Fused silica products, including missile radomes, are produced at the Company's Thermo Materials division located in Scottdale, Georgia. These three facilities comprise approximately 63,000, 35,000 and 85,000 square feet, respectively. The Company's Costa Mesa and Scottdale facilities are held under long-term leases which expire in October 2000 and December 2000, respectively. The Company owns its Lexington, Kentucky facilities.

  Ceradyne's manufacturing structure is summarized in the following table:


-------------------------------------------------------------------------------
    FACILITY LOCATION                               PRODUCTS
-------------------------------------------------------------------------------
  Costa Mesa, California  . Lightweight ceramic armor
   Approximately 63,000   . Orthodontic ceramic brackets
    square feet           . Ceralloy(R) 147 SRBSN wear parts
                          . Precision ceramics
                          . Ceralloy(R) 147 SRBSN diesel/automotive engine parts (R&D)

-------------------------------------------------------------------------------

  Lexington, Kentucky     . Microwave ceramic-impregnated dispenser cathodes
   Approximately 35,000   . CRT (television) ceramic-impregnated dispenser cathodes
    square feet           . Ion laser ceramic-impregnated dispenser cathodes
                          . Samarium cobalt magnets

-------------------------------------------------------------------------------

  Scottdale, Georgia      . Glass tempering rolls (fused silica ceramics)
   Approximately 85,000   . Metallurgical tooling (fused silica ceramics)
    square feet           . Missile radomes (fused silica ceramics)
                          . Castable and other fused silica products

-------------------------------------------------------------------------------


ENVIRONMENTAL CONCERNS AND LITIGATION

  Certain of the Company's products are produced using beryllium oxide, which is highly toxic in powder form. This powder, if inhaled, can cause chronic beryllium disease ("CBD") in a small percentage of the population. The Company has implemented handling procedures and employee awareness programs in order to comply with standards adopted by the Environmental Protection Agency and the Occupational Safety and Health Administration. In recent years, however, three former employees and a family member of one such former employee sued the Company alleging that they had contracted CBD as a result of working with beryllium oxide powders used in the Company's products. These claims were covered by insurance, and all have been resolved without material liability to the Company. In December 1994, a current employee and his wife filed suit against the Company in the Superior Court of the State of California, County of Orange, alleging that he contracted CBD as a result of exposure to beryllium oxide powder during the course of his employment. Defense of this case has been tendered to the Company's insurance carriers. This case is in the early stages of discovery. However, based upon information currently available, the Company believes that the employee's claim is without merit and that the resolution of this matter will not have a material adverse effect on the financial condition or operations of the Company. There can be no assurance, however, that this claim or other claims related to exposure to beryllium oxide powder will be covered by insurance or that, if covered, the amount of insurance will be sufficient to cover any potential adverse judgment. Moreover, since the symptoms of CBD may take many years to manifest themselves, there can be no assurance that there will not be future claims for CBD filed by others against the Company. See "Risk Factors--Environmental Concerns."

  On October 26, 1995, the Company was served with a complaint that was filed by four persons, and the spouses of two of those persons, who are employed by one of the Company's customers. The complaint, filed in the United States District Court, Eastern District of Tennessee, alleges that the plaintiffs contracted chronic beryllium disease as a result of their exposure, during the course of their employment by the Company's customer, to beryllium-containing products sold by Ceradyne. The Company is one of four named defendants who allegedly also sold products containing beryllium oxide to the plaintiffs' employer. The complaint seeks compensatory damages in the amount of $3.0 million for each of the four plaintiffs who were employed by the Company's customer, compensatory damages of $1.0 million each for the two spouses, and punitive damages in the amount of $5.0 million. Defense of this case has been tendered to the Company's insurance carriers. The Company believes, based upon the advice of its insurance coverage counsel, that its insurance carriers should accept the defense of these claims. There can be no assurance, however, that insurance coverage will be available or that, if available, the amount of insurance will be sufficient to cover any potential adverse judgment, or that any adverse outcome would not have a material adverse effect on the Company or its financial condition.

PATENTS, LICENSES AND TRADEMARKS

  The Company relies primarily on trade secrecy to protect compositions and processes that it believes are proprietary. In certain cases, the disclosure of information concerning such compositions or processes in issuing a patent could be competitively disadvantageous. However, management believes that patents are important for technologies where trade secrecy alone is not a reliable source of protection. Accordingly, Ceradyne has applied for, or been granted, several United States patents relating to compositions, products or processes that management believes are proprietary, including lightweight ceramic armor.

  Two U.S. patents have been issued to the Company relating to translucent ceramics for orthodontic brackets. The earliest of these patents expires in 2007. These patents are co-invented and co-owned by Ceradyne and 3M/Unitek. Ceradyne and 3M/Unitek have granted licenses to eight companies whose ceramic orthodontic brackets infringe the Ceradyne-3M/Unitek patents, wherein those companies pay royalties to Ceradyne and 3M/Unitek based on sales of their orthodontic ceramic brackets for the remaining life of the patents. See "Risk Factors--Reliance on 3M/Unitek Relationship" and "Business--Strategic Relationships."

  Ceradyne has been issued two U.S. patents and has one patent pending relating to its CRT ceramic-impregnated dispenser cathode and has applied for corresponding foreign patents in various foreign countries. The earliest of these patents expires in 2006.

  Through its association with Ford, Ceradyne acquired in excess of 80 U.S. patents, of which 37 are still active, and corresponding foreign patents and applications relating to technical ceramics for automotive technology. The last of these patents will expire in August 2007. See "Business--Strategic Relationships" and "Certain Transactions."

  "Ceralloy(R)," the name of Ceradyne's technical ceramics, "Ceradyne(R)" and the Ceradyne logo, comprising the stylized letters "CD(R)," are major trademarks of the Company which have been registered in the United States and various foreign countries. The Company also has other trademarks, including "Transtar(R)," "Semicon(R)," "Thermo(R)," "Isomolded(R)" and "NeedleLok(TM) ."

EMPLOYEES

  At June 30, 1995, Ceradyne employed approximately 220 persons, including nine employees with undergraduate or graduate degrees in ceramic engineering. Management considers its employee relations to be excellent. The Company has not experienced difficulty in attracting personnel. None of the Company's employees are represented by a labor union.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

          NAME           AGE                            POSITION
          ----           ---                            --------
Joel P. Moskowitz.......  56 Chairman of the Board, President and Chief Executive Officer
James F. Gardner........  48 Vice President, Finance; Chief Financial Officer and Secretary
Louis R. Falce..........  67 Executive Vice President, Cathodes
David M. Bowling........  42 Vice President
Earl E. Conabee.........  58 Vice President
James N. Cuppy..........  39 Vice President
Donald A. Kenagy........  53 Vice President
David P. Reed...........  40 Vice President
Leonard M. Allenstein...  57 Director
Richard A. Alliegro.....  65 Director
Frank Edelstein.........  69 Director
Norman A. Gjostein......  64 Director
William P. Lanphear IV..  48 Director
Milton L. Lohr..........  70 Director
Melvin A. Shader........  70 Director

--------
  Joel P. Moskowitz co-founded the Company's predecessor in 1967. He served as President of the Company from 1974 until January 1987, and from September 1987 to the present. Mr. Moskowitz currently serves as Chairman of the Board, President and Chief Executive Officer of the Company, which positions he has held since 1983. Mr. Moskowitz currently serves on the Board of Trustees of Alfred University. Mr. Moskowitz obtained a B.S. in Ceramic Engineering from Alfred University in 1961 and an M.B.A. from the University of Southern California in 1966.

  James F. Gardner joined the Company in June 1988 and has served as Vice President, Finance, Chief Financial Officer and Secretary since September 1988. Prior to joining the Company, Mr. Gardner served for four years as Vice President, Finance and Secretary of SensorMedics Corporation, a manufacturer of cardiopulmonary and critical care medical devices. From 1979 to 1984, Mr. Gardner was Vice President of Finance at Control Components, Incorporated, a manufacturer of critical service, velocity control valves. Mr. Gardner received an M.B.A. from Ohio University in 1970, a B.S.B.A. from John Carroll University in 1969, and is a Certified Public Accountant.

  Louis R. Falce joined the Company in 1985 and has served as Vice President since January 1987, and as Executive Vice President, Cathodes since July 1995. Mr. Falce is responsible for the marketing of cathodes for the Company's Semicon Associates division, and for the development and marketing of the Company's CRT cathode for television and other CRT applications. Prior to joining the Company, Mr. Falce served for ten years in various scientific and engineering positions at Hughes Aircraft Company. Mr. Falce received B.S. degrees in Chemistry and Industrial Management from Rutgers University in 1952.

  David M. Bowling joined Ceradyne in October 1986 when the Company acquired Semicon Associates, where he served as Controller. Mr. Bowling joined Semicon Associates in 1983. He was appointed to the position of Vice President of the Company in October 1994. Mr. Bowling serves as President of the Company's Semicon Associates division and is responsible for the overall operations of Semicon Associates. Mr. Bowling received a B.S. in Business Administration in 1975 from Union College.

  Earl E. Conabee joined the Company in July 1985, and has served as Vice President of the Company since June 1986. Mr. Conabee serves as Vice President of Marketing for the Company's Thermo Materials division, where he is responsible for the overall marketing and sales effort for fused silica ceramics. Prior to joining the

Company, Mr. Conabee served as General Manager of Ceramatec, a manufacturer of technical ceramics, from 1983 to 1985, and as Director of Refinery Operations for Englehard Minerals Corporation from 1973 to 1983. Mr. Conabee obtained a B.S. in Ceramic Engineering from Alfred University in 1960.

  James N. Cuppy joined Ceradyne in October 1986 when the Company acquired Semicon Associates, has served as a Vice President of the Company since October 1994 and serves as Vice President of Operations of the Company's Semicon Associates division. Mr. Cuppy had worked at Semicon Associates since 1981, and from 1978 to 1981 he was employed by General Instrument Corp. as a process engineer. Mr. Cuppy's formal education is in Mechanical Engineering at the California State University at Hayward and Business Administration at the University of Kentucky.

  Donald A. Kenagy joined the Company in December 1986 when the Company acquired Thermo Materials, and has served as Vice President of the Company since July 1991. Mr. Kenagy is currently President of the Company's Thermo Materials division, and as such is responsible for the operations, finances and marketing of Thermo Materials. Mr. Kenagy joined Thermo Materials in 1972. Mr. Kenagy received a B.S. in Ceramic Technology from Penn State in 1963, an M.S. in Metallurgy from the Massachusetts Institute of Technology in 1965, and a Met. Eng. degree from MIT in 1968.

  David P. Reed joined the Company in November 1983, and has served as Vice President since January 1988. Mr. Reed is responsible for the operations, finances and marketing of the Company's Costa Mesa, California operations. Prior to joining the Company, Mr. Reed served as Manager, Process Engineering for the Industrial Ceramic Division of Norton Co. from 1980 to 1983. Mr. Reed obtained a B.S. in Ceramic Engineering from Alfred University in 1976 and an M.S. in Ceramic Engineering from the University of Illinois in 1978.

  Leonard M. Allenstein has served on the Board of Directors of the Company since 1983. Mr. Allenstein has been a private investor and businessman for more than the past five years. Mr. Allenstein was a founder and general partner of Bristol Restaurants, which owns and operates restaurants in the Southern California area, from 1978 until December 1986.

  Richard A. Alliegro has served on the Board of Directors of the Company since 1992. Mr. Alliegro retired from Norton Company in 1990 after 33 years, where his last position was Vice President, Refractories and Wear, for Norton's Advanced Ceramics operation. He served as President of Lanxide Manufacturing Co., a subsidiary of Lanxide Corporation, from May 1990 to February 1993. Mr. Alliegro currently is the owner of AllTec Consulting, Inc., a ceramic technology consulting firm. Mr. Alliegro obtained B.S. and M.S. degrees in Ceramic Engineering from Alfred University in 1951 and 1952, respectively, and serves as a member of the Board of Trustees of that university.

  Frank Edelstein has served as a director of the Company since 1984. Mr. Edelstein has been a Vice President of Gordon + Morris Group (a spinoff of Kelso & Company), an investment banking firm, since November 1986, and from 1979 to November 1986 he was Chairman of the Board of International Central Bank & Trust Company, which was acquired by Continental Insurance Co. in July 1983. Mr. Edelstein is currently a director of Arkansas Best Corp., IHOP Corp. and DMI, Incorporated.

  Dr. Norman A. Gjostein was appointed a director on February 6, 1995 to fill a vacancy on the Board of Directors, and was elected to a full term on the Board of Directors at the Company's Annual Meeting on July 24, 1995. Dr. Gjostein has held various management positions on the Research Staff of the Ford Motor Company since 1973. Presently he is Director of the Scientific Research Laboratory, which includes research activities in CAE, advanced materials and manufacturing systems. Dr. Gjostein earned B.S. and M.S. degrees in Metallurgical Engineering from the Illinois Institute of Technology, and M.S. and Ph.D degrees in Metallurgical Engineering from Carnegie-Mellon University.

  William P. Lanphear IV has served as a director of the Company since 1994. He is currently Senior Vice President and member of the board of directors of Bridgestone Multimedia Group, Inc., which is a publisher of family-oriented video, audio and software products distributed through mass merchandisers and specialty channels. From 1989 through 1993, Mr. Lanphear was Chairman and Chief Executive Officer of Epyx, Inc., a publisher of home entertainment software. Mr. Lanphear obtained a B.A. in 1969 from Albion College, an M.S. in Nuclear Engineering in 1970 from the University of Illinois, and an M.B.A. in 1972 from Harvard Graduate School of Business.

  Milton L. Lohr served as a director of the Company from 1986 until October 1988, when he resigned to accept a position as Deputy Undersecretary of Defense for Acquisitions, and thereafter was re-elected as a director of the Company in July 1989 after leaving that position in May 1989. Mr. Lohr is currently the President of Defense Development Corporation, a defense-related research and development company. Mr. Lohr previously held the position of Senior Vice President of Titan Systems, a defense-related research and development company, from 1986 to 1988, and was founder and President of Defense Research Corporation, a defense consulting firm, from 1983 to 1986. Mr. Lohr served from 1969 to 1983 as Executive Vice-President of Flight Systems, Inc., a firm engaged in aerospace and electronic warfare systems. Mr. Lohr has over thirty-five years experience in government positions and aerospace and defense management, and currently serves as a panel member of the President's Science Advisory Committee, a member of the Office of the Secretary of Defense, Army Science Board, as well as other ad hoc government related assignments.

  Melvin A. Shader has served as a director of the Company since 1984. Dr. Shader retired in 1991 from TRW, Inc., where he was Vice President, Business Development and Vice President, International at the Space and Defense Sector of TRW, Inc. Dr. Shader had been with TRW, Inc. since 1970. From 1969 to 1970, Dr. Shader was Director of Planning in the Information Network Division of Computer Sciences Corp. and from 1954 to 1968, he was an executive with International Business Machines Corp.

  Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Company has agreed to nominate a representative of Ford for election as a director pursuant to an agreement made in March 1986, pursuant to which agreement Ford has acquired a total of 1,207,299 shares of the Company's Common Stock. Joel P. Moskowitz and members of his family have agreed to vote a portion of their shares of the Company's Common Stock, if necessary, for the election of Ford's nominee. Dr. Norman Gjostein is Ford's current representative. See "Certain Transactions." Officers serve at the discretion of the Board of Directors except for Mr. Moskowitz, who serves pursuant to a five-year employment agreement which expires in July 1999. See "Management-- Compensation of Executive Officers."

COMPENSATION OF EXECUTIVE OFFICERS

 Summary Compensation Table

  The following table shows certain information concerning the compensation of the Chief Executive Officer and each other executive officer of the Company whose aggregate compensation for services in all capacities rendered during the year ended December 31, 1994 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                        ANNUAL      LONG TERM
                                                     COMPENSATION  COMPENSATION
                                                    -------------- ------------
                                                                    SECURITIES
                                                                    UNDERLYING
            NAME AND PRINCIPAL POSITION        YEAR  SALARY  BONUS OPTIONS (#)
            ---------------------------        ---- -------- ----- ------------
      Joel P. Moskowitz....................... 1994 $150,909 $--         --
       Chairman of the Board                   1993  164,902  --         --
       Chief Executive Officer and President   1992  178,356  --         --
      David P. Reed........................... 1994 $103,278  --      10,000
       Vice President                          1993   97,353  --         --
                                               1992   96,015  --         --
      James F. Gardner........................ 1994 $101,999  --         --
       Vice President, Finance                 1993  101,999  --         --
       Chief Financial Officer and Secretary   1992  103,961  --         500

 Option Grants in Last Fiscal year

  The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1994. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                                                                                  POTENTIAL
                                                                                 REALIZABLE
                                                                                  VALUE AT
                                                                               ASSUMED ANNUAL
                                                                               RATES OF STOCK
                                                                                    PRICE
                                             PERCENT OF                         APPRECIATION
                                            TOTAL OPTIONS                        FOR OPTION
                                             GRANTED TO   EXERCISE                 TERM(2)
                          OPTIONS GRANTED   EMPLOYEES IN    PRICE   EXPIRATION ---------------
          NAME           (NO. OF SHARES)(1)  FISCAL YEAR  ($/SHARE)    DATE    5% ($)  10% ($)
          ----           ------------------ ------------- --------- ---------- ------  -------
Joel P. Moskowitz.......          --             --           --          --       --      --
David P. Reed...........       10,000            9.1%       $2.25    12/28/04  $14,340 $33,500
James F. Gardner........          --             --           --          --       --      --

--------
(1) The per share exercise price of all options granted is the fair market value of the Company's Common Stock on the date of grant. Options have a term of 10 years and become exercisable in five equal installments, each of which vests at the end of each year after the grant date.
(2) The potential realizable value is calculated from the exercise price per share, assuming the market price of the Company's Common Stock appreciates in value at the stated percentage rate from the date of grant to the expiration date. Actual gains, if any, are dependent on the future market price of the Common Stock.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth certain information regarding option exercises during the year ended December 31, 1994 by the Named Executive Officers, the number of shares covered by both exercisable and unexercisable options as of December 31, 1994 and the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1994:

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF            OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                           SHARES                        END              AT FISCAL YEAR END(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Joel P. Moskowitz.......     --        --          --           --           --           --
David P. Reed...........     --        --       22,300       22,200       $1,050       $7,950
James F. Gardner........     --        --       26,500        1,000           (2)          (2)

--------
(1) Based upon the closing price of the Common Stock on December 31, 1994, as reported by the Nasdaq National Market ($2.375 per share).
(2) The closing price of the Common Stock on December 31, 1994 was below the exercise price per share. Therefore, the value of the options was $0.

  Employment Agreement. In July 1994, the Company entered into a five-year employment agreement with Mr. Moskowitz, pursuant to which he will serve as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for a base salary at the rate of $175,000 per year; however, Mr. Moskowitz voluntarily agreed to accept a reduced salary at the rate of $150,000 per year through March 31, 1995 to aid the Company in its cost-cutting efforts. His annual base salary was reinstated to $175,000 as of April 1, 1995. Under the agreement, if Mr. Moskowitz' employment is terminated by the Company (other than as a result of death, incapacity or for "good cause" as defined in the agreement) or if Mr. Moskowitz elects to resign for "good reason" (as defined in the agreement), Mr. Moskowitz will be entitled to receive severance pay in an amount equal to his annual base salary, at the rate in effect on the date of termination, payable on normal pay dates for the remainder of the term of the agreement. "Good reason" includes a "change in control" of the Company, a removal of Mr. Moskowitz from any of his current positions with the Company without his consent, or a material change in Mr. Moskowitz' duties, responsibilities or status without his consent. A "change in control" of the Company shall be deemed to occur if
(1) there is a consolidation or merger of the Company where the Company is not the surviving corporation and the shareholders prior to such transaction do not continue to own at least 80% of the common stock of the surviving corporation, (2) there is a sale of all or substantially all of the assets of the Company, (3) the stockholders approve a plan for the liquidation or dissolution of the Company, (4) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the Company's outstanding Common Stock or (5) if specified changes in the composition of the Company's Board of Directors occur.

COMPENSATION OF DIRECTORS

  Directors are paid fees for their services on the Board of Directors in such amounts as are determined from time to time by the Board. Until July 31, 1994, a fee of $500 per month plus $1000 for each Board meeting attended was paid to each non-employee director other than the Ford representative and Mr. Lanphear, who did not receive a fee. These fees terminated as of July 31, 1994 by agreement of the Board, but may be reinstated in the future if the Board deems appropriate. In 1994, options to purchase 10,000 shares of Common Stock at the then-current market price of $2.00 per share were granted to each of Messrs. Allenstein, Alliegro, Edelstein, Lohr and Shader as compensation for their service as directors.

COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors has established Audit, Compensation and Stock Option Committees. The Compensation Committee's function is to review and make recommendations to the Board regarding executive officers' compensation. This committee is composed of Messrs. Edelstein, Alliegro, Shader and Lohr. The Audit Committee meets with the Company's independent accountants to review the Company's financial condition and internal accounting controls. This committee is composed of Messrs. Edelstein, Shader and Lohr. The Stock Option Committee is composed of Messrs. Moskowitz and Gjostein. This committee administers the Company's 1994 Stock Incentive Plan and the 1995 Employee Stock Purchase Plan. Dr. Gjostein is serving as Ford's representative of the Board of Directors. See "Certain Transactions." The Company does not have a standing nominating committee.

  On September 20, 1994, the Company obtained a loan in the amount of $100,000 from Joel P. Moskowitz, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, as well as a member of the Compensation Committee and Stock Option Committee. The loan bore interest at the rate of prime plus 3.6% and was for a period not to exceed 120 days. The loan was repaid in full by December 31, 1994.

COMPENSATION PLANS

 1994 Stock Incentive Plan

  The Ceradyne, Inc. 1994 Stock Incentive Plan (the "1994 Plan") was adopted by the Board of Directors on April 11, 1994 and approved by the Company's stockholders on July 18, 1994. An amendment to the 1994 Plan was adopted by the Company's Board of Directors on April 24, 1995 and approved by the Company's stockholders on July 24, 1995. The 1994 Plan is designed to enhance the Company's ability to attract and retain the services of qualified persons upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, by providing them with an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. Options may be granted to employees, officers and directors (including non-employee officers and directors), consultants and other service providers of the Company and of present or future subsidiaries of the Company. Effective as of July 24, 1995, options to purchase a total of up to 350,000 shares of Common Stock may be granted under the 1994 Plan. The 1994 Plan provides for appropriate adjustments in the number and kind of shares subject to the 1994 Plan and to outstanding options in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company. Options may be granted either as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as nonqualified stock options.

  The 1994 Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors, which selects the recipients of options. The Committee also determines the number of shares, the exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each option. The term of options may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price may not be less than 100% of fair market value per share of the Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company).

  The option price is payable in full upon exercise, and payment may be made in cash, or in the discretion of the Committee by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), the optionee's promissory note in a form and on terms acceptable to the Committee, the cancellation of indebtedness of the Company to the optionee, the waiver of compensation due or accrued to the optionee for services rendered, a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. ("NASD Dealer"), a "margin" commitment from the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise the option and to pledge the shares purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price to the Company, or by any combination of the foregoing methods of payment.

  Options granted under the 1994 Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution.

  The Board of Directors has the right at any time to terminate or amend the 1994 Plan, but no such action may terminate options already granted or otherwise substantially affect or impair the rights of any optionee under an outstanding option without the optionee's consent. Unless sooner terminated by the Board of Directors, the 1994 Plan will terminate on April 11, 2004.

 1995 Employee Stock Purchase Plan

  The Ceradyne, Inc. 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on April 24, 1995 and approved by the Company's stockholders on July 24, 1995. The purposes of the Purchase Plan are to provide to employees an incentive to join and remain in the service of the Company and its subsidiaries, to promote employee morale and to encourage employee ownership of the Common Stock by permitting them to purchase shares at a discount through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. A total of 100,000 shares of Common Stock may be sold under the Purchase Plan. The number and type of shares subject to the Purchase Plan, and the number and type of shares subject to and the purchase price of outstanding rights to purchase shares under the Purchase Plan, shall be appropriately adjusted in the event of any subdivision or combination of outstanding shares, the payment of a stock dividend, the reclassification or exchange of shares or a similar change in the capital structure of the Company. Every employee of the Company who customarily works more than 20 hours per week and more than five months per year will be eligible to participate in offerings made under the Purchase Plan if on the offering date such employee has been employed by the Company for at least 30 days. Employees of any subsidiary of the Company may also participate in the Purchase Plan at the discretion of the Board of Directors. An employee may not participate in an offering under the Purchase Plan if he or she owns shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company. As of June 9, 1995, approximately 220 employees were eligible to participate in the Purchase Plan.

  The Purchase Plan is administered by a committee consisting of at least two directors appointed by the Board of Directors (the "Committee"). The Board has delegated administration of the Purchase Plan to the Stock Option Committee. Subject to the provision of the Purchase Plan, the Committee has full authority to implement, administer and make all determinations necessary under the Purchase Plan.

  Each offering under the Purchase Plan will commence on such date (the "Offering Date") and shall continue for such period (the "Offering Period") as the Committee in its discretion shall designate from time to time. Unless the Committee designates otherwise, offerings will be made once each year and each Offering Period will be for a period of 12 months.

  Eligible employees who elect to participate in an offering will purchase shares of Common Stock through regular payroll deductions in an amount of not less than 1% nor more than 15% of base pay, as designated by the employee. For this purpose, "base pay" includes all salaries and regular hourly wages, but does not include bonuses, commission, overtime pay, or other special payments, fees or allowances. Shares of Common Stock will be purchased automatically on the last day of the Offering Period (the "Purchase Date") at a price equal to the lower of 85% of the fair market value of the shares on the Offering Date or 85% of the fair market value of the shares as of the Purchase Date. A participant may withdraw from an offering at any time prior to the Purchase Date and receive a refund of his payroll deductions, without interest. A participant's rights in the Purchase Plan are nontransferable.

  A maximum of 750 shares may be purchased by a participant in any one offering. Furthermore, no employee may purchase stock in an amount which would permit his rights under the Purchase Plan (and any similar purchase plans of the Company and any parent and subsidiaries of the Company) to accrue at a rate which exceeds $25,000 in fair market value, determined as of the Offering Date, for each calendar year.

  The Board of Directors may at any time amend, suspend or terminate the Purchase Plan; provided that any amendment that would (1) increase the aggregate number of shares authorized for sale under the Purchase Plan (except pursuant to adjustments provided for in the Purchase Plan), or (2) change the standards of eligibility for participation, shall not be effective unless approved by the shareholders within 12 months of the adoption of such amendment by the Board. Unless previously terminated by the Board, the Purchase Plan will terminate on April 24, 2005.

                             CERTAIN TRANSACTIONS

  On March 11, 1986, the Company sold 526,316 shares of its Common Stock to the Ford Motor Company ("Ford") at a price of $19.00 per share, for a total purchase price of $10,000,000. At the same time, the Company and Ford created a new corporation, Ceradyne Advanced Products, Inc. ("CAPI"), and entered into agreements involving a broad-based technology transfer, licensing and joint development program. Under the agreements, Ford contributed technology and a portfolio of United States and foreign patents relating to technical ceramics to CAPI in exchange for 80% of CAPI's capital stock, and Ceradyne acquired the remaining 20% of CAPI in exchange for $200,000. The technology and patents contributed by Ford were developed in the Ford research laboratories over a 15-year period. Under the March 11, 1986 agreements, the Company was granted an option to acquire Ford's 80% interest in CAPI in exchange for an additional 680,983 shares of Ceradyne Common Stock, which the Company exercised effective February 12, 1988. As a result, Ceradyne now owns 100% of CAPI and Ford owns a total of 1,207,299 shares of the Company's Common Stock. The Company and Ford also entered into a joint development agreement which includes a commitment by Ford to contribute up to $5,000,000, on a matching value basis with Ceradyne, for the development by Ceradyne of technical ceramic products oriented towards the automotive market. Through December 31, 1994, Ford agreed to fund a total of $3,061,000 in cash and equipment pursuant to this agreement.

  So long as Ford continues to own 5% or more of the Company's outstanding Common Stock, Ceradyne has agreed to use its best efforts to cause one person designated by Ford to be elected a member of the Ceradyne Board of Directors and, under certain circumstances in the event the Company issues additional shares of its Common Stock in a public or private transaction, to permit Ford to purchase, at the same price and terms upon which sold by the Company in such transaction, additional shares of Ceradyne Common Stock to enable Ford to maintain its percentage ownership of the Company. Ford has notified the Company that it does not intend to exercise this purchase right in connection with this offering.

  In connection with the sale of stock to Ford, Joel P. Moskowitz, Chairman of the Board, Chief Executive Officer and President of the Company, and members of his immediate family agreed to vote shares of the Company's Common Stock owned by them in favor of the election of Ford's nominee to the Board of Directors. However, they may first vote that number of shares that is necessary to assure the election of Joel P. Moskowitz as a director of the Company, and any shares that are not necessary to assure the election of Mr. Moskowitz and a Ford nominee to the Board of Directors may be voted by them without restriction.

  Reference is hereby made to the transaction described under "Management-- Compensation Committee Interlocks and Insider Participation."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Common Stock as of June 30, 1995, and as adjusted to reflect the sale of 1,200,000 shares of Common Stock by the Company by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's named executive officers and directors and
(iii) all directors and executive officers of the Company as a group. The information as to each person or entity has been furnished by such person or entity, and each person or entity has sole voting power and sole investing power with respect to all shares beneficially owned by such person or entity except as otherwise indicated.

                                                       PERCENTAGE OF SHARES
                                        SHARES            OUTSTANDING(2)
  NAME AND ADDRESS OF BENEFICIAL     BENEFICIALLY ------------------------------
              OWNERS                   OWNED(1)   BEFORE OFFERING AFTER OFFERING
  ------------------------------     ------------ --------------- --------------
Joel P. Moskowitz(3)...............   1,264,494        20.2%           16.9%
 3169 Red Hill Avenue
 Costa Mesa, CA 92626
Ford Motor Company.................   1,207,299        19.2%           16.2%
 The American Road
 Dearborn, MI 48121
R.B. Haave Assoc., Inc.(4).........     797,723        12.7%           10.7%
 270 Madison Ave.
 New York, NY 10016
Dimensional Fund Advisors, Inc.(5).     345,000         5.5%            4.6%
 1299 Ocean Avenue
 Suite 650
 Santa Monica, CA 90401
Leonard M. Allenstein(6)...........     150,000         2.4%            2.0%
Richard A. Alliegro(7).............      21,000           *               *
Frank Edelstein(8).................      13,900           *               *
Dr. Norman A. Gjostein.............         --            *               *
William P. Lanphear IV.............      10,000           *               *
Milton L. Lohr(9)..................      15,000           *               *
Melvin A. Shader(10)...............      14,000           *               *
David P. Reed(11)..................      24,550           *               *
James F. Gardner(12)...............      31,250           *               *
All current executive officers and
 directors as a group
 (15 persons including the persons
 named above)(13)..................   1,629,794        25.3%           21.3%

--------
*  Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of June 30, 1995, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.
(2) Assumes no exercise of the Underwriters' over-allotment option.
(3) Includes 100,200 shares of Common Stock held by Mr. Moskowitz as custodian for his son, as to which shares Mr. Moskowitz disclaims beneficial ownership.
(4) Based upon information contained in a statement on Schedule 13G, dated January 22, 1991, and amended by a filing dated January 3, 1995, filed with the Securities and Exchange Commission by R.B. Haave Associates, Inc., all shares of Common Stock are owned by advisory clients of R.B. Haave Associates, Inc.
(5) Based upon information contained in a statement on Schedule 13G, dated January 9, 1990, as amended by a filing dated January 30, 1995, filed with the Securities and Exchange Commission by Dimensional Fund

     Advisors, Inc. ("Dimensional"). The Schedule 13G states that Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 345,000 shares of Common Stock as of December 31, 1994, all of which shares are held in various accounts with respect to which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of such shares.
(6) Includes 10,000 shares of Common Stock which may be acquired by Mr. Allenstein upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(7) Includes 20,000 shares of Common Stock which may be acquired by Mr. Alliegro upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(8) Includes 12,500 shares of Common Stock which may be acquired by Mr. Edelstein upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(9) Includes 15,000 shares of Common Stock which may be acquired by Mr. Lohr upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(10) Includes 8,000 shares of Common Stock which may be acquired by Dr. Shader upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(11) Includes 22,300 shares of Common Stock which may be acquired by Mr. Reed upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(12) Includes 26,500 shares of Common Stock which may be acquired by Mr.
     Gardner upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June 30, 1995.
(13) Includes an aggregate of 176,400 shares of Common Stock which may be acquired by such persons upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of June
     30, 1995.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, par value $.01 per share. As of August 14, 1995, there were 6,274,634 shares of Common Stock outstanding held of record by approximately 600 stockholders. There will be 7,474,634 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered by the Company hereby.

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock shall be entitled to receive on a pro rata basis all of the remaining assets of the Company available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this offering will be fully paid and nonassessable.

REGISTRATION RIGHTS

  Pursuant to a Stock Sale Agreement dated March 11, 1986, the Company has granted to Ford certain registration rights with respect to 1,207,299 shares of Common Stock owned by Ford. These registration rights entitle Ford to participate in any registration proposed to be made by the Company of its Common Stock (except for a registration relating to an employee stock option or purchase plan). The Company will pay all expenses associated with registrations pursuant to this agreement. However, Ford is required to bear all underwriting discounts and sales commissions applicable to the shares of Common Stock sold by Ford.

DELAWARE LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, a statute designed to impede hostile takeovers. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

STOCK TRANSFER AGENT AND REGISTRAR

  The stock transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Co.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") acting through their Representatives, Van Kasper & Company and Cruttenden Roth Incorporated, have severally agreed on the terms and subject to the conditions of an Underwriting Agreement with the Company to purchase from the Company the number of shares of Common Stock set forth opposite their respective names:

                                                                        NUMBER
      NAME OF UNDERWRITER                                              OF SHARES
      -------------------                                              ---------
      Van Kasper & Company............................................   340,000
      Cruttenden Roth Incorporated....................................   340,000
      Crowell, Weedon & Co. ..........................................    65,000
      First Albany Corporation........................................    65,000
      Hampshire Securities Corporation................................    65,000
      Needham & Company, Inc. ........................................    65,000
      Rauscher Pierce Refsnes, Inc. ..................................    65,000
      Raymond James & Associates, Inc. ...............................    65,000
      Sutro & Co. Incorporated........................................    65,000
      Unterberg Harris................................................    65,000
                                                                       ---------
        Total......................................................... 1,200,000
                                                                       =========

  The shares of Common Stock are being offered by the Underwriters named herein, subject to receipt and acceptance by them, to their right to reject any order in whole or in part, and to certain other conditions. The Underwriters are committed to purchase all of the above shares of Common Stock if any are purchased.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of $0.22 per share, and that the Underwriters and such dealers may reallow to certain dealers, including any Underwriters, a discount not in excess of $0.10 per share. After the initial offering, the public offering price, concessions and reallowance to dealers may be changed by the Representatives as a result of market conditions or other factors.

  Certain of the Underwriters, and certain dealers, may have engaged in "passive market-making" activities in the Common Stock of the Company on Nasdaq pursuant to the rules of the Securities and Exchange Commission. Because the Nasdaq market-makers for the Common Stock include Underwriters and prospective Underwriters accounting for more than 30% of the recent trading volume of the Common Stock, the rules permit Underwriters and dealers, during the two business day period ending immediately prior to the date of this Prospectus, to continue to make a market in the Common Stock, so long as bids and transactions are at prices which do not exceed the then-highest independent bid price for the security, net purchases by the market-makers do not exceed prescribed limits, and the market-makers comply with the other provisions of the passive market-making rule. Passive market-making may stabilize the market price of the Common Stock at a level which might otherwise not prevail, and, if commenced, may be discontinued at any time.

  The Company has granted an option to the Underwriters, exercisable by the Representatives within 30 days after the date of this Prospectus, to purchase up to 180,000 additional shares of Common Stock at the initial offering price, less underwriting discounts and commissions. The Representatives may exercise the over-allotment option solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent that the over-allotment option is exercised, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of the additional shares as the number of shares to be purchased and offered by that Underwriter in the above table bears to the total.

  Upon completion of this offering, the Company will sell to the Representatives warrants to purchase up to 60,000 shares of Common Stock. The warrants will be exercisable upon the completion of this offering at a per share exercise price equal to 120% of the public offering price, subject to adjustment in certain events, and will expire five years from the date of the Prospectus. For a period of one year after the completion of this offering, the warrants are transferable only between the Representatives and officers of the Representatives and thereafter will be freely transferable. The holders of shares of Common Stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by the Company and to demand one registration for the shares. For the term of the warrants, the holders of the warrants are given the opportunity to profit from a rise in the market price of the Common Stock with a resulting reduction in the interest of the Company's stockholders upon exercise of the warrants.

  The Company has agreed to pay the Representatives a non-accountable expense allowance of one and one-quarter percent of the total proceeds of the offering.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

  The Company, all of its executive officers and directors who own Common Stock and certain beneficial owners of the Common Stock have agreed not to, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters arising in connection with this offering will be passed upon for the Underwriters by Gray Cary Ware & Freidenrich, A Professional Corporation, San Diego, California.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The statements included in this Prospectus in the penultimate sentence of the second paragraph under the captions "Risk Factors--Environmental Concerns" and "Business--Environmental Concerns and Litigation," insofar as they discuss the availability of coverage under the Company's insurance policies, have been reviewed and approved by Quisenberry & Barbanel, insurance coverage counsel to the Company, and are included herein in reliance upon the authority of such counsel as experts in such matters.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.; 219 South Dearborn Street, Chicago, Illinois; 26 Federal Plaza, New York, New York; and 5757 Wilshire Boulevard, Suite 500 East, Los

Angeles, California; and copies of such material may be obtained from the Public Reference Section of the Commission at 451 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto filed with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved.

                                 CERADYNE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-3
Consolidated Balance Sheets at December 31, 1993 and 1994, and at June 30,
 1995.....................................................................  F-4
Consolidated Statements of Operations for the Years Ended December 31,
 1992, 1993 and 1994, and for the Six Months Ended June 30, 1994 and 1995.  F-6
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1992, 1993 and 1994, and for the Six Months Ended June 30,
 1995.....................................................................  F-7
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1992, 1993 and 1994, and for the Six Months Ended June 30, 1994 and 1995.  F-8
Notes to Consolidated Financial Statements................................  F-9

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ceradyne, Inc.:

  We have audited the accompanying consolidated balance sheets of CERADYNE, INC. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ceradyne, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
March 6, 1995

                                 CERADYNE, INC.

                          CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1993 AND 1994 AND JUNE 30, 1995

                                ASSETS (NOTE 2)

                             (AMOUNTS IN THOUSANDS)

                                                      DECEMBER 31,
                                                     ---------------  JUNE 30,
                                                      1993    1994      1995
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents........................  $    94 $   --    $   302
  Accounts receivable, net of allowances of
   approximately $204, $199
   and $157 for doubtful accounts in 1993, 1994 and
   1995 respectively (Note 2)......................    2,625   2,891     3,684
  Receivable from related parties (Note 11)........       21       6        10
  Inventories (Notes 1 and 2)......................    5,634   5,736     6,432
  Production tooling...............................      378     243       310
  Prepaid expenses and other.......................       91      21       149
                                                     ------- -------   -------
    Total current assets...........................    8,843   8,897    10,887
                                                     ------- -------   -------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 1 and
 2)
  Land.............................................      422     422       422
  Buildings and improvements.......................    1,825   1,825     1,825
  Lease rights.....................................    2,659   2,659     2,659
  Machinery and equipment..........................   15,098  14,083    14,483
  Leasehold improvements...........................    1,296   1,118     1,135
  Office equipment.................................    1,339   1,344     1,363
  Construction in progress.........................        3     --        119
                                                     ------- -------   -------
                                                      22,642  21,451    22,006
                                                     ------- -------   -------
  Less accumulated depreciation and amortization...   16,511  16,410    17,050
                                                     ------- -------   -------
                                                       6,131   5,041     4,956
                                                     ------- -------   -------
COSTS IN EXCESS OF NET ASSETS ACQUIRED, net of
   accumulated amortization of $1,131, $1,286 and
   $1,364 in 1993, 1994 and 1995, respectively
   (Notes 1 and 11)................................    2,544   2,389     2,311
                                                     ------- -------   -------
OTHER ASSETS, net of accumulated amortization of
   $426, $503 and $526 in 1993, 1994 and 1995,
   respectively (Note 1)...........................      612     535       512
                                                     ------- -------   -------
    Total assets...................................  $18,130 $16,862   $18,666
                                                     ======= =======   =======

               See accompanying notes to consolidated statements.

                                 CERADYNE, INC.

                          CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1993 AND 1994 AND JUNE 30, 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                   DECEMBER 31,
                                                  ----------------   JUNE 30,
                                                   1993     1994       1995
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 2)..... $ 1,306  $ 1,029    $ 1,832
  Accounts payable...............................   1,013    1,930      1,531
  Accrued expenses:
    Payroll and payroll related..................     430      433        548
    Deferred contract billing....................     --       --         439
    Other........................................     464      452        567
                                                  -------  -------    -------
      Total current liabilities..................   3,213    3,844      4,917
                                                  -------  -------    -------
LONG-TERM DEBT (Note 2)..........................   1,367      905        787
                                                  -------  -------    -------
DEFERRED REVENUE (Note 1)........................     107      511        473
                                                  -------  -------    -------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (Notes 1, 8, 9, and 11):
  Common Stock, $.01 par value:
    Authorized--12,000,000 shares
    Outstanding--6,231,079 shares in 1993,
     6,243,734 shares in 1994 and 6,274,634 in
     1995........................................  30,404   30,429     30,512
  Accumulated deficit............................ (16,961) (18,827)   (18,023)
                                                  -------  -------    -------
  Total stockholders' equity.....................  13,443   11,602     12,489
                                                  -------  -------    -------
      Total liabilities and stockholders' equity. $18,130  $16,862    $18,666
                                                  =======  =======    =======

               See accompanying notes to consolidated statements.

                                 CERADYNE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 SIX MONTHS
                                                                   ENDED
                                    YEAR ENDED DECEMBER 31,       JUNE 30,
                                    -------------------------  ---------------
                                     1992     1993     1994     1994    1995
                                    -------  -------  -------  ------  -------
                                                                (UNAUDITED)
NET SALES (Notes 1 and 7).......... $18,727  $15,987  $17,996  $8,729  $11,136
COST OF PRODUCT SALES..............  16,531   14,792   16,135   7,656    8,224
                                    -------  -------  -------  ------  -------
    Gross profit...................   2,196    1,195    1,861   1,073    2,912
                                    -------  -------  -------  ------  -------
OPERATING EXPENSES:
  Selling..........................   1,465    1,372    1,502     801      751
  General and administrative.......   2,465    2,392    2,297   1,096    1,197
  Royalty (Note 3).................     212        0        0       0        0
                                    -------  -------  -------  ------  -------
                                      4,142    3,764    3,799   1,897    1,948
                                    -------  -------  -------  ------  -------
    Income (loss) from operations..  (1,946)  (2,569)  (1,938)   (824)     964
                                    -------  -------  -------  ------  -------
OTHER INCOME (EXPENSE):
  Other income, net................     160      212      366     216        2
  Interest expense.................    (211)    (240)    (294)   (139)    (162)
                                    -------  -------  -------  ------  -------
                                        (51)     (28)      72      77     (160)
                                    -------  -------  -------  ------  -------
    Income (loss) before provision
     for income taxes..............  (1,997)  (2,597)  (1,866)   (747)     804
PROVISION FOR INCOME TAXES (Note
 5)................................     --       --       --      --       --
                                    -------  -------  -------  ------  -------
  Net income (loss)................ $(1,997) $(2,597) $(1,866) $ (747) $   804
                                    =======  =======  =======  ======  =======
NET INCOME (LOSS) PER COMMON AND
 EQUIVALENT SHARE (Note 1)......... $ (0.33) $ (0.42) $ (0.30) $(0.12) $  0.13
                                    =======  =======  =======  ======  =======



               See accompanying notes to consolidated statements.

                                 CERADYNE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

            FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                     COMMON STOCK
                                                   -----------------
                                                    NUMBER           ACCUMULATED
                                                   OF SHARES AMOUNT    DEFICIT
                                                   --------- ------- -----------
BALANCE, December 31, 1991........................ 6,121,521 $30,101  $(12,367)
  Issuance of common stock........................    14,514      50
  Exercise of stock options.......................     9,500      26
  Net loss........................................       --      --     (1,997)
                                                   --------- -------  --------
BALANCE, December 31, 1992........................ 6,145,535  30,177   (14,364)
  Issuance of common stock........................    10,644      20
  Exercise of stock options.......................    74,900     207
  Net loss........................................       --      --     (2,597)
                                                   --------- -------  --------
BALANCE, December 31, 1993........................ 6,231,079  30,404   (16,961)
  Issuance of common stock........................     9,655       8
  Exercise of stock options.......................     3,000      17
  Net loss........................................       --      --     (1,866)
                                                   --------- -------  --------
BALANCE, December 31, 1994........................ 6,243,734  30,429   (18,827)
  Exercise of stock options.......................    30,900      83
  Net income......................................       --      --        804
                                                   --------- -------  --------
BALANCE, June 30, 1995 (unaudited)................ 6,274,634 $30,512  $(18,023)
                                                   ========= =======  ========


               See accompanying notes to consolidated statements.

                                 CERADYNE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995

                             (AMOUNTS IN THOUSANDS)

                                        YEARS ENDED DECEMBER       SIX MONTHS
                                                 31,                 ENDED
                                       -------------------------  -------------
                                        1992     1993     1994     1994   1995
                                       -------  -------  -------  ------  -----
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income..................  $(1,997) $(2,597) $(1,866)  $(747)  $804
  Adjustments to reconcile net (loss)
   income (used in) provided by
   operating activities:
    Depreciation and amortization....    2,007    1,694    1,577     738    741
    Gain on sale of property, plant
     and equipment...................      --       --       103     --     --
    Decrease (increase) in accounts
     receivable, net.................      640      691     (266)   (201)  (793)
    Decrease (increase) in
     receivables from related
     parties.........................      (86)     133       15      12     (4)
    Decrease (increase) in
     inventories.....................     (470)    (237)    (344)   (705)  (696)
    Decrease (increase) in production
     tooling.........................      115       37      135      71    (67)
    Decrease (increase) in prepaid
     expenses and other assets.......     (197)     182       70     (87)  (128)
    (Decrease) increase in accounts
     payable.........................     (183)     (33)     917     596   (399)
    (Decrease) increase in accrued
     expenses........................      243     (143)      (9)     55    669
    (Decrease) increase in deferred
     revenue.........................     (107)    (107)     404     274    (38)
                                       -------  -------  -------  ------  -----
Net cash provided by (used in)
 operating activities................      (35)    (380)     736       6     89
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property,
   plant and equipment...............      --       --       140     --     --
  Purchases of property, plant and
   equipment.........................     (514)    (349)    (256)    (56)  (555)
                                       -------  -------  -------  ------  -----
Net cash used in investing
 activities..........................     (514)    (349)    (116)    (56)  (555)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock, net......       76      227       25       9     83
  Net borrowings (payments) on long-
   term borrowings...................       95      216     (739)     (1)   685
  Proceeds from capital leases.......      123      --       --      --     --
                                       -------  -------  -------  ------  -----
Net cash provided by (used in)
 financing activities................      294      443     (714)      8    768
                                       -------  -------  -------  ------  -----
(Decrease) increase in cash and cash
 equivalents.........................     (255)    (286)     (94)    (42)   302
Cash and cash equivalents, beginning
 of period...........................      635      380       94      94    --
                                       -------  -------  -------  ------  -----
Cash and cash equivalents, end of
 period..............................  $   380  $    94  $   --   $   52  $ 302
                                       =======  =======  =======  ======  =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Interest paid......................  $   211  $   240  $   294  $  139  $ 162
  Income taxes paid..................  $    28  $    26  $    22  $  --   $ --

               See accompanying notes to consolidated statements.

                                CERADYNE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995

             (INFORMATION AT JUNE 30, 1995 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Basis of Presentation

  The consolidated financial statements include the financial statements of Ceradyne, Inc. and its subsidiaries (the Company). All material intercompany accounts and transactions have been eliminated.

 b. Interim Financial Information

  The financial statements at June 30, 1995 and for the six months ended June 30, 1994 and 1995 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results to be expected for the entire year.

 c. Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market. Inventory costs include the cost of material, labor and manufacturing overhead. The following is a summary of inventory by component:

                                                   DECEMBER 31,       JUNE 30,
                                               --------------------- -----------
                                                  1993       1994       1995
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
      Raw materials........................... $2,560,000 $1,984,000 $2,424,000
      Work-in-process.........................  2,469,000  3,090,000  3,120,000
      Finished goods..........................    605,000    662,000    888,000
                                               ---------- ---------- ----------
                                               $5,634,000 $5,736,000 $6,432,000
                                               ========== ========== ==========

 d. Property, Plant and Equipment

  Depreciation and amortization of property, plant and equipment are provided using the straight-line method over the following estimated useful lives:

      Buildings and improvements............... 20 years
      Lease rights............................. Term of lease and renewal option
      Machinery and equipment.................. 3 to 12 years
      Leasehold improvements................... Term of lease
      Office equipment......................... 5 years

  Maintenance, repairs and minor renewals are charged to expense as incurred. Repairs and maintenance expense was $482,000 in 1992, $437,000 in 1993, $370,000 in 1994 and was $189,000 for the six months ended June 30, 1994 and $190,000 for the six months ended June 30, 1995. Additions and improvements are capitalized. When assets are disposed of, the applicable costs and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations.

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


 e. Sales Recognition

  Sales are recorded as of the date shipments are made to or goods are accepted by customers for production contracts. Revenue is recognized using the percentage-of-completion method for cost plus fixed fee, government sponsored, research and development contracts. For the years ended December 31, 1992, 1993, 1994 and for the six months ended June 30, 1994 and 1995, revenues from cost plus fixed fee contracts were less than 10 percent of net sales.

 f. Deferred Revenue

  As part of the sales in October 1989 of the wholly-owned subsidiary, Ceradyne Specialty Products, Inc., the Company received proceeds of $785,000 for an option to issue a license attributable to certain technology and an agreement not to compete for a period of five years. These proceeds have been reflected as Deferred Revenue in the accompanying balance sheets. During 1992, 1993, and 1994, the Company included $107,000 as other income in the financial statements. For the six months ended June 30, 1994 and 1995, the Company included $53,000 and $-0- as other income in the financial statements, respectively. The revenue was fully recognized at December 31, 1994.

  In September 1994, the Company entered into an agreement which waived the minimum production per quarter requirement as well as the minimum rework lot quantity for the translucent bracket. In consideration for entering into this contract, the Company received a cash fee of $250,000. The fee has been deferred at December 31, 1994 and is being recognized at the rate of $.40 per part on the first 625,000 pieces sold. At June 30, 1995, $103,500 of the fee had been recognized.

  In September 1994, the Company finalized an agreement to manufacture and supply a specific cathode to a third party at reduced prices. In consideration for entering into this contract, the Company received a cash fee of $261,000. The fee was deferred at December 31, 1994 and will be recognized over the life of the agreement. At June 30, 1995, none of the fee had been recognized.

 g. Net (Loss) Income Per Share

  The number of shares used in computing primary net (loss) income per share equals the total of the weighted average number of shares outstanding during the periods plus common stock equivalents relating to options. Common stock equivalents relating to options issued under the 1983 Stock Option Plan (as amended), the 1994 Stock Incentive Plan and 1985 Employee Stock Purchase Plan (see Note 8) represent additional shares which may be issued in connection with their exercise, reduced by the number of shares which could be repurchased with the proceeds at the average market price per share. Common stock equivalents relating to options are not included when their effect is antidilutive. The following is a summary of the number of shares entering into the computation of net (loss) income per common equivalent share:

                                                                SIX MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                              ----------------------------- -------------------
                                1992      1993      1994      1994      1995
                              --------- --------- --------- --------- ---------
                                                                (UNAUDITED)
Weighted average number of
 shares outstanding.......... 6,133,000 6,169,000 6,238,000 6,233,000 6,253,000
Common stock equivalents:
  Employee Stock Purchase
   Plan......................       --        --        --        --     12,000
  Stock options..............       --        --        --        --    124,000
                              --------- --------- --------- --------- ---------
Number of shares............. 6,133,000 6,169,000 6,238,000 6,233,000 6,389,000
                              ========= ========= ========= ========= =========

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


 g. Cost in Excess of Net Assets Acquired

  Costs in excess of net assets acquired from the Company's acquisitions are being amortized over a 20 to 30 year period. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through projected non-discounted future cash flows over the remaining amortization period. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company's incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

 h. Deferred Start-up Costs

  Start-up costs incurred to establish the technological feasibility of a new product to be sold or otherwise marketed are charged to expense in the period incurred. Costs incurred subsequent to establishing technological feasibility but prior to commercial sales to customers are capitalized and amortized over the estimated economic life of the product. Amortization will be computed, once shipments commence, using the greater of the ratio of current revenues to anticipated current and future revenues or the straight-line method. During the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1995, there were no deferred costs capitalized. These costs, totaling $338,000, are included in Other Assets. No amortization expense was charged to operations for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995, respectively. Revenues and associated amortization are expected to commence late in 1995.

2. DEBT AND BANK BORROWING ARRANGEMENTS

  Long-term debt consisted of the following at December 31, 1993 and 1994 and at June 30, 1995:

                                               DECEMBER 31,
                                           ---------------------
                                              1993       1994    JUNE 30, 1995
                                           ---------- ---------- -------------
                                                                  (UNAUDITED)
Credit facility with asset-based lender,
 bearing interest at the institution's
 prime rate (9.00 percent at June 30,
 1995) plus
 3.6 percent:
  Five year term loan, payable in monthly
   installments of $26,428................ $1,506,000 $1,189,000  $1,030,000
  Revolving line of credit................    764,000    566,000   1,506,000
                                           ---------- ----------  ----------
                                           $2,270,000 $1,755,000  $2,536,000
Four contract capital leases, bearing
 interest between 5.38 percent and 11.64
 percent, payable in monthly installments
 of $14,432 expiring from July 1995
 through September 1996, secured by
 equipment with a net book value of
 $502,000 at December 31, 1993, $315,000
 at December 31, 1994 and $227,000 at June
 30, 1995 ................................    403,000    179,000      83,000
                                           ---------- ----------  ----------
                                            2,673,000  1,934,000   2,619,000
Less--current portion.....................  1,306,000  1,029,000   1,832,000
                                           ---------- ----------  ----------
Long-term debt............................ $1,367,000 $  905,000  $  787,000
                                           ========== ==========  ==========

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


  Payments due on the Company's long-term debt are as follows:

 YEAR
ENDING    AMOUNT
------  ----------
1995    $1,029,000
1996       350,000
1997       317,000
1998       238,000
        ----------
        $1,934,000
        ==========

  On September 22, 1994, the Company amended its existing revolving credit agreement with an asset-based lender for the purpose of financing the Company's working capital needs. The facility, limited to $4,000,000, is composed of two parts: a $1,585,600 (previously $1,553,300) five-year term loan dated September 22, 1993 and a $2,414,400 (previously $2,446,700) revolving line of credit expiring on November 29, 1996. Included in the revolving line of credit is a foreign accounts receivable sub-limit which is the lesser of $500,000 or 33.3% of the total outstanding borrowings against "eligible domestic accounts." Borrowings under both sections of the facility are tied to availability formulas--eighty percent (80%) of the appraised value of fixed assets for the term loan, and for the revolving line of credit, seventy-five percent (75%) of eligible trade receivables and twenty-five percent (25%) of eligible inventory (up to $250,000). The term loan and the revolving line of credit are secured by all of the Company's assets and require the Company, among other things, to maintain certain financial ratios and limit capital expenditures. The Corporation is in compliance with the loan covenants at June 30, 1995. The interest rate under this credit facility is equal to the lender's prime rate (nine percent (9.0%) at June 30, 1995) plus three and six-tenths percent (3.6%). A one and one-half percent (1.5%) facility fee is payable annually on the total value of the credit facility.

3. DEFERRED EXPENSE

  Effective January 1, 1983, the Company was formed by acquisition from the former parent company. In connection with the acquisition, the Company agreed to pay its former parent a royalty equal to the greater of three percent (3.0%) of annual net sales during a 10-year period or graduated annual minimum installments. The royalty was subject to prepayment for an amount equal to the difference between $3,000,000 and the royalties already paid. In June 1986, the Company exercised its prepayment option for the sum of $1,755,000.

  The prepayment was capitalized as deferred expense and was amortized on a straight-line basis over the remaining term of the original agreement. The deferred expense was fully amortized on December 31, 1992.

4. LOAN FROM OFFICER

  On September 20, 1994, the Company obtained a loan from an officer in the amount of $100,000. The loan bore interest at the rate of prime plus three and six-tenths percent and was for a period of time not to exceed one hundred twenty days. Payment of principal and interest can be made prior to maturity without any prepayment penalty. The loan was repaid in full by December 31, 1994.

5. INCOME TAXES

  Effective the first quarter of 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The new standard provides revised criteria for the recognition of net deferred tax assets. The Company's net deferred tax asset, which is approximately $7,000,000 at June 30,

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995

1995, relates to its tax net operating loss carryforward and tax credit carryforward, which total approximately $18.2 million and expire as follows:

      2001.......................................................... $   603,000
      2002..........................................................   4,243,000
      2003..........................................................   4,546,000
      2004..........................................................   3,801,000
      2007..........................................................   1,093,000
      2008..........................................................   2,050,000
      2009..........................................................   1,828,000
                                                                     -----------
                                                                     $18,164,000
                                                                     ===========

  The Company's net deferred tax asset has been offset with a valuation allowance since there is uncertainty regarding the Company's ability to recognize this tax benefit because the benefit is dependent upon the Company's ability to continue to generate future taxable income.

  The components of the Company's net deferred income tax asset as of December 31, 1993 and 1994 are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1993         1994
                                                       -----------  -----------
      Inventory reserves.............................. $   463,500  $   359,800
      Contingency reserves............................     140,700      118,400
      Deferred revenue................................      39,600      189,200
      Vacation accrual................................     138,000      120,800
      Bad debt allowance..............................     166,500      159,000
      Net operating loss carryforward.................   4,909,900    5,606,800
      Tax credit carryforwards........................     332,000      332,000
      Other...........................................     109,800      114,000
                                                       -----------  -----------
                                                         6,300,000    7,000,000
      Valuation allowance.............................  (6,300,000)  (7,000,000)
                                                       -----------  -----------
        Net deferred tax asset........................ $         0  $         0
                                                       ===========  ===========

  The effective income tax rate for the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1995 differs from the federal statutory federal income tax rate due to the limitation of net operating loss benefits.

6. COMMITMENTS AND CONTINGENCIES

  The Company leases certain of its manufacturing facilities under noncancellable operating leases. The Company incurred rental expenses under these leases of $812,000, $876,000, $915,000 for the years ended December 31, 1992, 1993 and 1994 and $573,000 and $584,000 for the six months ended June 30, 1994 and 1995 respectively. The approximate rental commitments required under existing noncancellable leases as of December 31, 1994, are as follows:

      1995........................................................... $  812,100
      1996...........................................................    167,000
      1997...........................................................    150,900
      1998...........................................................    147,200
      1999 and thereafter............................................    248,800
                                                                      ----------
                                                                      $1,526,000
                                                                      ==========

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


  The Company has an employment agreement with the Chief Executive Officer which expires on July 5, 1999. In addition to a base salary, the agreement provides for a bonus to be determined by the Compensation Committee of the Board of Directors. No maximum compensation limit exists. The compensation expensed in the year ended December 31, 1992, 1993 and 1994 was $178,000, $165,000, $151,000 and in the six months ended June 30, 1994 and 1995 was $77,890 and $84,135, respectively.

  The Company is, from time to time, involved in various legal and other proceedings that relate to the ordinary course of operating its business, including, but not limited to, employment-related actions and workers' compensation claims.

  Currently the Company is involved in one action filed by a current employee in the Superior Court of the State of California, County of Orange. The employee and his wife filed suit in December 1994 alleging that he contracted chronic beryllium disease during the course and scope of his employment. Defense of the case has been tendered to the Company's insurance carriers.

  While the Company is unable to predict the outcome of current proceedings, based upon the facts currently known to it, the Company, after consultation with legal counsel, does not believe that resolution of these proceedings will have a material adverse effect on the financial condition or operations of the Company.

  During the fourth quarter of 1994 the following actions were concluded: two former employees each filed suit during 1992 alleging that they had contracted chronic beryllium disease during the course and scope of their employment at the Company. Both suits were settled during 1994 and final releases were executed in January 1995. The impact of these settlements on the Company's financial statements is included in the 1994 results of operations.

  During the second quarter of 1994, the following proceedings where concluded: an employee of a customer and his wife filed suit in the United States District Court, Eastern District of Tennessee, on September 22, 1992, alleging he contracted chronic beryllium disease during his employment as a laboratory technician. Ceradyne was one of at least 18 defendants who allegedly sold products containing beryllium oxide to his employer. The complaint did not state the specific dollar amount sought, but requested compensatory and punitive damages. In May 1994, the customer's employee voluntarily dismissed Ceradyne from this action. The dismissal is without prejudice, which allows the customer's employee up to one year to refile the action.

7. SEGMENT AND CUSTOMER INFORMATION

  The Company operates solely in the development, manufacture and sale of advanced technical ceramics. In the years ended December 31, 1992, 1993, 1994, export sales, primarily to Europe, were approximately $2,600,000, $2,900,000 and $4,584,000 and for the six months ended June 30, 1994 and 1995 sales were $1,907,000 and $2,913,000, respectively.

  For the year ended December 31, 1992, the Company had one customer that accounted for 12 percent of sales. For the year ended December 31, 1993, the Company had one customer that accounted for 14 percent of sales. For the year ended December 31, 1994, the Company had one customer that accounted for 13 percent of sales. For the six months ended June 30, 1994, the Company had one customer that accounted for 13 percent of sales. For the six months ended June 30, 1995, the Company did not have any customer that accounted for 10 percent of sales. No other customer accounted for 10 percent of more of the Company's net sales for the periods presented.

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


8. STOCK OPTIONS

  At the Annual Meeting held on July 18, 1994, the stockholders of the Company approved the Company's 1994 Stock Incentive Plan. At June 30, 1995, the Company has reserved 250,000 shares of its common stock for issuance. Under the Plan, the Company can issue both incentive and nonqualified stock options. Options are granted at or above the fair market value at the date of grant and generally become exercisable over a five-year period.

  At December 31, 1993, the Company has reserved 600,000 shares of its common stock for issuance under the 1983 Stock Plan (as amended). Under the Plan, the Company can issue both incentive and nonqualified stock options. Options are granted at or above the fair market value at the date of grant and generally become exercisable over a five-year period. No option shares were available for grant since the plan terminated on December 31, 1993.

  The following is a summary of the transactions relating to the Plans for the periods 1992 through the six months ended June 30, 1995:

                                                             STOCK OPTIONS
                                                         -----------------------
                                                         SHARES       PRICE
                                                         -------  --------------
      OUTSTANDING, December 31, 1991.................... 395,100   $2.75--$3.625
      Granted...........................................  31,500  $3.125--$3.875
      Exercised.........................................  (9,500)          $2.75
      Canceled.......................................... (40,800)          $2.75
                                                         -------  --------------
      OUTSTANDING, December 31, 1992.................... 376,300   $2.75--$3.875
      Granted...........................................  80,500   $2.00--$2.75
      Exercised......................................... (74,900)  $2.75--$3.875
      Canceled.......................................... (18,200)  $2.75--$3.875
                                                         -------  --------------
      OUTSTANDING, December 31, 1993.................... 363,700   $2.00--$3.875
      Granted........................................... 159,500           $2.00
      Exercised.........................................  (3,000)          $2.75
      Canceled.......................................... (48,000)  $2.00--$3.875
                                                         -------  --------------
      OUTSTANDING, December 31, 1994.................... 472,200   $2.00--$3.875
      Granted...........................................     -0-
      Exercised......................................... (30,900)  $2.00--$3.875
      Canceled..........................................  (5,400)  $2.00--$3.875
                                                         -------  --------------
      OUTSTANDING, June 30, 1995 (unaudited)............ 435,900   $2.00--$3.875
                                                         =======  ==============

  At June 30, 1995, options to acquire 314,640 shares were exercisable and 93,500 shares were available for grant.

  The Company has also reserved 150,000 shares of its common stock for issuance under an employee stock purchase plan which became effective during 1985 and was amended in 1994. At June 30, 1995, 51,454 shares were available for issuance under the Plan. Under the terms of the Plan, employees may purchase shares at the lower of 85 percent of the quoted market value of the shares as determined on the first or last day of the Plan year. Effective July 3, 1995, the Plan expired.

  Compensation expense has been immaterial under the aforementioned Plans.

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


9. SUPPLEMENTAL RETIREMENT PLAN

  In December 1988 the Board of Directors of the Company approved the adoption of a supplemental retirement plan (Ceradyne SMART 401(k) Plan) in which substantially all employees are eligible to participate after completing one year of employment. Participation in the Plan is voluntary. An employee may elect to contribute up to seven percent (7%) of the employee's pretax compensation as a basic contribution. The Company may contribute any amount which the Board of Directors annually determines appropriate. For 1995, the Company will contribute five percent (5%) of consolidated net income. Company contributions fully vest and are nonforfeitable after the participant has completed five years of service. The Company made no contributions to the plan during the years ending December 31, 1992 through 1994 and the six months ended June 30, 1995.

  The Company's contribution is in the form of shares of its common stock. The number of shares to be contributed will be determined by dividing the total Company match for the Plan year by the higher of the market value per share of common stock as of the end of that Plan year (December 31), or the audited book value per share of common stock as of the end of that Plan year. The member's contributions may be invested, at their discretion, in one or all of the following: (1) Fixed Income Fund, (2) Bond and Mortgage Fund, (3) International Stock Fund or (4) Equity Fund. The member can elect to allocate the accumulated and future contributions to their accounts among these funds in increments of 10 percent.

  The Company has reserved 250,000 shares of its common stock for possible issuance under the Plan. At June 30, 1995, 210,287 shares were available for issuance under the Plan.

10. INTERIM FINANCIAL INFORMATION (UNAUDITED)

  The results by quarter for 1993 and 1994 and for the six months ended June 30, 1994 and June 30, 1995 are as follows:

                                          QUARTER ENDED
                         --------------------------------------------------
                         MARCH 31,    JUNE 30,   SEPTEMBER 30, DECEMBER 31,
                            1993        1993         1993          1993
                         ----------  ----------  ------------- ------------
Net sales............... $4,112,000  $4,132,000   $3,812,000    $3,931,000
Net loss................   (488,000)   (849,000)    (577,000)     (683,000)
Net loss per share--
 primary................     ($0.08)     ($0.14)      ($0.09)       ($0.11)
                         ==========  ==========   ==========    ==========

                                          QUARTER ENDED
                         --------------------------------------------------
                         MARCH 31,    JUNE 30,   SEPTEMBER 30, DECEMBER 31,
                            1994        1994         1994          1994
                         ----------  ----------  ------------- ------------
Net sales............... $4,500,000  $4,229,000   $4,323,000    $4,944,000
Net loss................   (189,000)   (558,000)    (493,000)     (626,000)
Net loss per share--
 primary................     ($0.03)     ($0.09)      ($0.08)       ($0.10)
                         ==========  ==========   ==========    ==========

                                                              QUARTER ENDED
                                                          ---------------------
                                                          MARCH 31,   JUNE 30,
                                                             1995       1995
                                                          ---------- ----------
Net sales................................................ $5,379,000 $5,757,000
Net income...............................................    351,000    453,000
Net income per share--primary............................      $0.06      $0.07
                                                          ========== ==========

                                CERADYNE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994
                  AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995


11. JOINT VENTURE AND JOINT DEVELOPMENT AGREEMENT

  On March 11, 1986, the Company sold 526,316 shares of its common stock to Ford Motor Company (Ford) for a gross sales price of $10,000,000. In addition, Ford and the Company formed a joint venture, Ceradyne Advanced Products, Inc.
(CAPI), in which the Company acquired a 20 percent interest for $200,000. Ford contributed certain technology in exchange for its 80 percent interest in the joint venture. The Company granted Ford an option to put Ford's 80 percent interest in the joint venture to the Company in exchange for 608,020 shares of the Company's common stock. Ford granted the Company an option to call Ford's 80 percent interest in the joint venture in exchange for 680,983 shares of the Company's common stock.

  On February 13, 1988, the Company exercised its call option and issued 680,983 shares of its common stock to Ford. The value of the shares issued ($2,043,000) was allocated to the technology acquired and is being amortized over a 20 year period utilizing the purchase method of accounting (see Note
1).

  Ford and the Company have also entered into a joint development program to develop a prototype production facility to produce ceramics with automotive applications. Under the terms of the joint development agreement, Ford and the Company share equally in the cost of this project. For the years ended December 31, 1992, 1993 and 1994, Ford agreed to contribute $495,000, $424,000 and $250,000, respectively, and for the six months ended June 30, 1994 and 1995, Ford agreed to contribute $125,000 and $100,000, respectively. These amounts have been reflected as a reduction of the expenses incurred or a reduction in the capitalized value of the fixed assets acquired for this project in the accompanying consolidated financial statements. Included in accounts receivable on the accompanying consolidated balance sheets is approximately $115,000, $-0- and $50,000, respectively, due from Ford related to this agreement as of December 31, 1993, 1994 and the six months ended June 30, 1995, respectively.

12. SUBSEQUENT EVENTS

 1995 Employee Stock Purchase Plan

  In 1995, the Board of Directors adopted and the shareholders approved the Company's 1995 Employee Stock Purchase Plan. A total of 100,000 shares of common stock are reserved for issuance under the 1995 Employee Stock Purchase Plan (the Plan) to eligible employees. Under the terms of the Plan, employees may purchase shares at the lower of 85 percent of the quoted market value of the shares as determined on the first or last day of the Plan year.

 Amendment to 1994 Stock Incentive Plan

  In 1995, the Board of Directors adopted and the shareholders approved the amendment to the 1994 Stock Incentive Plan. The amendment was to increase the number of shares of Common Stock authorized for issuance under the Plan from 250,000 to 350,000. All other provisions of the Plan remain unchanged.

 Litigation

  On October 26, 1995, the Company was served with a complaint that was filed by four persons, and the spouses of two of those persons, who are employed by one of the Company's customers. The complaint, filed in the United States District Court, Eastern District of Tennessee, alleges that the plaintiffs contracted chronic beryllium disease as a result of their exposure, during the course of their employment by the Company's

                              CERADYNE, INC.

          FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994

               AND SIX MONTHS ENDED JUNE 30, 1994 AND 1995

customer, to beryllium-containing products sold by Ceradyne. The Company is one of four named defendants who allegedly also sold products containing beryllium oxide to the plaintiffs' employer. The complaint seeks compensatory damages in the amount of $3.0 million for each of the four plaintiffs who were employed by the Company's customer, compensatory damages of $1.0 million each for the two spouses, and punitive damages in the amount of $5.0 million. Defense of this case has been tendered to the Company's insurance carriers. The Company believes, based upon the advice of its insurance coverage counsel, that its insurance carriers should accept the defense of these claims. There can be no assurance, however, that insurance coverage will be available or that, if available, the amount of insurance will be sufficient to cover any potential adverse judgment, or that any adverse outcome would not have a material adverse effect on the Company or its financial condition.

Photo depicting Cutting Tool/Lathe
 . Ceralloy(R) 147 silicon nitride industrial cutting tool inserts are effective in milling or turning operations requiring high speed metal removal. Shown: Typical cutting tool insert/lathe setup.

Photo depicting Glass Tempering Furnace
 . Tempering glass furnaces require large rolls and tooling which will support but not "mark" hot glass. This industrial need is met with Ceradyne's fused silica ceramic components. Shown: Glass tempering roll being placed in furnace.

Photo depicting Cathodes for Satellites
 . The Company produces microwave cathodes and other parts for microwave power tubes. These tubes are used in a wide variety of applications including satellite communications. Shown: Various cathodes.

Photo of Ceramic Engine Parts
 . Ceralloy(R) 147 silicon nitride components are candidates for future substitution of metal parts in diesel and automobile engines. The Company is in preliminary development of such components as part of its strategic relationship with the Ford Motor Company. Shown: Diesel and automobile engine prototype components.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UN-LAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
The Company...............................................................    5
Risk Factors..............................................................    5
Use of Proceeds...........................................................   10
Price Range of Common Stock and Dividend Policy...........................   10
Capitalization............................................................   11
Selected Consolidated Financial Data......................................   12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   13
Business..................................................................   17
Management................................................................   29
Certain Transactions......................................................   36
Principal Stockholders....................................................   37
Description of Capital Stock..............................................   38
Underwriting..............................................................   40
Legal Matters.............................................................   41
Experts...................................................................   41
Available Information.....................................................   41
Index to Financial Statements.............................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,200,000 SHARES

                                      LOGO(R)
                      Logo of Ceradyne(R), Inc. appears here

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                                ---------------

                              VAN KASPER & COMPANY

                                CRUTTENDEN ROTH
                                  INCORPORATED

                             OCTOBER 27, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all costs and expenses, other than the underwriting discount and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered hereunder.

                                                                      TO BE PAID
                                                                        BY THE
                                                                      REGISTRANT
                                                                      ----------
      SEC registration fee...........................................  $  2,588
      NASD filing fee................................................     1,250
      Non accountable expense allowance..............................    82,500
      Printing expenses..............................................    30,000
      Legal fees and expenses........................................   150,000
      Accounting fees and expenses...................................    75,000
      Blue sky fees and expenses.....................................    15,000
      Miscellaneous..................................................    43,662
                                                                       --------
        Total........................................................  $400,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

  (b) The Registrant's Bylaws provide that the Registrant will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Registrant against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law.

  (c) The Registrant's Bylaws give the Registrant the ability to enter into indemnification agreements with any of its directors, officers, employees or agents. The Registrant has entered into indemnification agreements with each of its directors and executive officers which provide for the indemnification of such directors and executive officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (A) EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1.1+  --Form of Underwriting Agreement.
   3.1   --Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration
          Statement on Form 8-B.
   3.2   --Bylaws of Registrant. Incorporated herein by reference to Exhibit
          3.2 to the Registrant's Registration Statement on Form 8-B.
   4.1+  --Form of Representatives' Common Stock Purchase Warrant.
   5.1+  --Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
          Corporation.
  10.1   --Agreement for Purchase and Sale of Stock of the Registrant dated
          January 12, 1983. Incorporated herein by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (File No. 2-
          90821).
  10.2   --Payment Schedule dated January 12, 1983. Incorporated herein by reference to Exhibit 10.2 to the Registrant's Registration Statement
          on Form S-1 (File No. 2-90821).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  10.3   --Ceradyne, Inc. Patent and Know-How License Agreement dated January
          12, 1983. Incorporated herein by reference to Exhibit 10.4 to the
          Registrant's Registration Statement on Form S-1 (File No. 2-90821).
  10.4   --Ceradyne, Inc. 1983 Stock Option Plan as amended and restated.
          Incorporated herein by reference to Exhibit 10.13 to the Registrant's
          Registration Statement on Form S-1 (File No. 2-99930).
  10.5   --Lease between Trico Rents and the Registrant dated March 23, 1984, covering premises located at 235 Paularino Avenue, Costa Mesa,
          California. Incorporated herein by reference to Exhibit 10.14 to the
          Registrant's Registration Statement on Form S-1 (File No. 2-90821).
  10.6   --Lease covering premises located at 3169-A Red Hill Avenue, Costa
          Mesa, California dated October 28, 1985. Incorporated herein by reference to Exhibit 10.30 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1985.
  10.7   --Stock Sale Agreement between the Registrant and Ford Motor Company dated March 11, 1986. Incorporated herein by reference to Exhibit
          10.31 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1985.
  10.8   --Agreement between certain shareholders of the Registrant and Ford
          Motor Company dated March 11, 1986. Incorporated herein by reference to Exhibit 10.32 to the Registrant's Annual Report on Form 10-K for
          the year ended December 31, 1985.
  10.9   --Stock Purchase Agreement between Ceradyne Advanced Products, Inc., the Registrant and Ford Motor Company dated March 11, 1986.
          Incorporated herein by reference to Exhibit 10.33 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended December 31,
          1985.
  10.10  --Patent and Technology Transfer Agreement between Ford Motor Company and Ceradyne Advanced Products, Inc. dated March 11, 1986.
          Incorporated herein by reference to Exhibit 10.34 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended December 31,
          1985.
  10.11  --License Agreement between the Registrant and Ceradyne Advanced
          Products, Inc. dated March 11, 1986. Incorporated herein by reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for
          the fiscal year ended December 31, 1985.
  10.12  --License Agreement between Ford Motor Company and the Registrant dated March 11, 1986. Incorporated herein by reference to Exhibit
          10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1985.
  10.13  --Joint Development Agreement between the Registrant and Ford Motor
          Company dated March 11, 1986. Incorporated herein by reference to
          Exhibit 10.37 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1985.
  10.14  --Cathode Purchase Agreement, dated as of October 4, 1986, between the
          Registrant and Varian Associates. Incorporated herein by reference to
          Exhibit 28.2 to the Company's Current Report on Form 8-K dated
          November 17, 1986.
  10.15  --Lease dated March 31, 1986 covering premises located at 3163 Red
          Hill Avenue, Costa Mesa, California. Incorporated herein by reference to Exhibit 10.45 to the Registrant's Annual Report on Form 10-K for
          the fiscal year ended December 31, 1986.
  10.16  --Lease dated August 5, 1986 covering premises located at 225
          Paularino Avenue, Costa Mesa, California. Incorporated herein by reference to Exhibit 10.46 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1986.
  10.17  --Short-form Memorandum of Lease Assignment dated December 15, 1986, and Lease dated June 23, 1980, covering premises located at 3449
          Church Street, Scottdale, Georgia. Incorporated herein by reference to Exhibit 10.47 to the Registrant's Annual Report on Form 10-K for
          the fiscal year ended December 31, 1986.
  10.18  --Amendment dated June 3, 1986 to the Ceradyne, Inc. 1983 Stock Option
          Plan. Incorporated herein by reference to Exhibit 10.50 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1986.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.19   --Amendment dated March 16, 1987 to the Ceradyne, Inc. 1983 Stock
          Option Plan. Incorporated herein by reference to Exhibit 10.51 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1986.
 10.20   --Joint Development Agreement dated March 28, 1986 between Unitek
          Corporation and the Registrant, and First and Second Amendments
          thereto. Incorporated herein by reference to Exhibit 10.52 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1986.
 10.21   --Amendment dated April 30, 1987 to the Ceradyne, Inc. 1983 Stock
          Option Plan. Incorporated herein by reference to Exhibit 10.56 to the
          Registrant's Registration Statement on Form 8-B.
 10.22   --Loan and Security Agreement dated November 27, 1989 between the
          Registrant and Fidelcor Business Credit Corp. Incorporated herein by reference to Exhibit 28.1 to the Registrant's Current Report on Form
          8-K dated December 8, 1989.
 10.23   --Promissory Note Agreement dated November 27, 1989 between the
          Registrant and Fidelcor Business Credit Corp. Incorporated herein by reference to Exhibit 28.2 to the Company's Current Report on Form 8-K
          dated December 8, 1989.
 10.24   --Collateral Assignment of Patents Agreement dated November 27, 1989 between the Registrant and Fidelcor Business Credit Corp.
          Incorporated herein by reference to Exhibit 28.3 to the Registrant's
          Current Report on Form 8-K dated December 8, 1989.
 10.25   --Collateral Assignment of Trademarks Agreement dated November 27,
          1989 between the Registrant and Fidelcor Business Credit Corp.
          Incorporated herein by reference to Exhibit 28.4 to the Registrant's
          Current Report on Form 8-K dated December 8, 1989.
 10.26   --Amendment dated September 22, 1993 to Loan and Security Agreement dated November 27, 1989, and all addenda and supplements thereto between the Registrant and The CIT Group/Credit Finance, Inc.,
          assignee of Fidelcor Business Credit Corporation. Incorporated herein by reference to Exhibit 10.27 to the Registrant's Annual Report on
          Form 10-K for the fiscal year ended December 31, 1993.
 10.27   --Amendment dated September 22, 1994 to Loan and Security Agreement dated November 27, 1989, and all amendments and supplements thereto between The CIT Group/Credit Finance, Inc. and the Registrant.
          Incorporated herein by reference to Exhibit 10.29 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended December 31,
          1994.
 10.28   --Employment Agreement entered into as of July 5, 1994 by and between
          Joel P. Moskowitz and the Registrant. Incorporated herein by reference to Exhibit 10.30 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1994.
 10.29   --Ceradyne, Inc. 1994 Stock Incentive Plan. Incorporated herein by reference to Exhibit 10.31 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1994.
 10.30   --Amendment No. 1 to the Ceradyne, Inc., 1994 Stock Incentive Plan.
          Incorporated herein by reference to Exhibit 4.2 to Registrant's
          Registration Statement on Form S-8 (File No. 33-61675).
 10.31   --Ceradyne, Inc. 1995 Employee Stock Purchase Plan. Incorporated
          herein by reference to Exhibit 4.1 to Registrant's Registration
          Statement on Form S-8 (File No. 33-61677).
 10.32+  --Amendment No. 2, dated June 5, 1995, to Lease between Trico Rents and the Registrant covering premises located at 235 Paularino Avenue,
          Costa Mesa, California.
 10.33+  --Amendment No. 2, dated June 5, 1995, to Lease covering premises located at 3169-A Red Hill Avenue, Costa Mesa, California.
 10.34+  --Amendment No. 2, dated June 5, 1995, to Lease dated March 31, 1986 covering premises located at 3163 Red Hill Avenue, Costa Mesa,
          California.
 10.35+  --Amendment No. 2, dated June 5, 1995, to Lease dated August 5, 1986 covering premises located at 225 Paularino Avenue, Costa Mesa,
          California.
 21.1+   --Subsidiaries of the Registrant.
 23.1+   --Consent of Stradling, Yocca, Carlson & Rauth (see Exhibit 5.1).
 23.2    --Consent of Arthur Andersen LLP.
 23.3    --Consent of Quisenberry & Barbanel.
 24.1+   --Power of Attorney.

--------
+ Previously filed

  (B) FINANCIAL STATEMENT SCHEDULE

    Report of Independent Public Accountants on Schedule VIII
    Schedule VIII--Valuation and Qualifying Accounts

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Costa Mesa, State of California, on the 27th day of October, 1995.

                                          Ceradyne, Inc.

                                                   /s/ James F. Gardner
                                          By: _________________________________
                                                      James F. Gardner
                                             Vice President, Finance and Chief
                                                     Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Chairman, Chief Executive      October 27, 1995
____________________________________ Officer, President and
         Joel P. Moskowitz           Director (Principal
                                     executive officer)

      /s/  James F. Gardner          Vice President, Finance and    October 27, 1995
____________________________________ Chief Financial Officer
          James F. Gardner           (Principal financial and
                                     accounting officer)

                 *                   Director                       October 27, 1995
____________________________________
       Leonard M. Allenstein

                 *                   Director                       October 27, 1995
____________________________________
        Richard A. Alliegro
                 *                   Director                       October 27, 1995
____________________________________
          Frank Edelstein

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director                       October 27, 1995
____________________________________
         Norman A. Gjostein

                 *                   Director                       October 27, 1995
____________________________________
       William P. Lanphear IV

                 *                   Director                       October 27, 1995
____________________________________
           Milton L. Lohr

                 *                   Director                       October 27, 1995
____________________________________
          Melvin A. Shader


*By:  /s/ James F. Gardner
      --------------------------
       James F. Gardner
       Attorney-in-fact

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ceradyne, Inc.:

  We have audited in accordance with generally accepted auditing standards, the financial statements of Ceradyne, Inc. (a Delaware corporation) and subsidiaries included in this registration statement and have issued our report thereon dated March 6, 1995. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Orange County, California
March 6, 1995

                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

                             (AMOUNTS IN THOUSANDS)

                                           BALANCE  CHARGED             BALANCE
                                             AT     TO COATS              AT
                                          BEGINNING   AND               END OF
DESCRIPTION                               OF PERIOD EXPENSES DEDUCTIONS PERIOD
-----------                               --------- -------- ---------- -------
FOR THE YEAR ENDED
DECEMBER 31, 1994
------------------
Allowance for doubtful accounts
 receivable..............................   $204      $79       $84      $199
                                            ====      ===       ===      ====
FOR THE YEAR ENDED
DECEMBER 31, 1993:
------------------
Allowance for doubtful accounts
 receivable..............................   $164      $82       $42      $204
                                            ====      ===       ===      ====
FOR THE YEAR ENDED
DECEMBER 31, 1992:
------------------
Allowance for doubtful accounts
 receivable..............................   $ 99      $84       $19      $164
                                            ====      ===       ===      ====

                                 EXHIBIT INDEX

 EXHIBIT                                                            SEQUENTIAL
   NO.                          DESCRIPTION                          PAGE NO.
 -------                        -----------                         ----------
   1.1+  --Form of Underwriting Agreement.
   3.1   --Certificate of Incorporation of the Registrant.
           Incorporated herein by reference to Exhibit 3.1 to the
           Registrant's Registration Statement on Form 8-B.
   3.2   --Bylaws of Registrant. Incorporated herein by reference
           to Exhibit 3.2 to the Registrant's Registration
           Statement on Form 8-B.
   4.1+  --Form of Representatives' Common Stock Purchase
           Warrant.
   5.1+  --Opinion of Stradling, Yocca, Carlson & Rauth, a
           Professional Corporation.
  10.1   --Agreement for Purchase and Sale of Stock of the
           Registrant dated January 12, 1983. Incorporated herein
           by reference to Exhibit 10.1 to the Registrant's
           Registration Statement on Form S-1 (File No. 2-90821).
  10.2   --Payment Schedule dated January 12, 1983. Incorporated
           herein by reference to Exhibit 10.2 to the Registrant's
           Registration Statement on Form S-1 (File No. 2-90821).
  10.3   --Ceradyne, Inc. Patent and Know-How License Agreement
           dated January 12, 1983. Incorporated herein by
           reference to Exhibit 10.4 to the Registrant's
           Registration Statement on Form S-1 (File No. 2-90821).
  10.4   --Ceradyne, Inc. 1983 Stock Option Plan as amended and
           restated. Incorporated herein by reference to Exhibit
           10.13 to the Registrant's Registration Statement on
           Form S-1 (File No. 2-99930).
  10.5   --Lease between Trico Rents and the Registrant dated
           March 23, 1984, covering premises located at 235
           Paularino Avenue, Costa Mesa, California. Incorporated
           herein by reference to Exhibit 10.14 to the
           Registrant's Registration Statement on Form S-1 (File
           No. 2-90821).
  10.6   --Lease covering premises located at 3169-A Red Hill
           Avenue, Costa Mesa, California dated October 28, 1985.
           Incorporated herein by reference to Exhibit 10.30 to
           the Registrant's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1985.
  10.7   --Stock Sale Agreement between the Registrant and Ford
           Motor Company dated March 11, 1986. Incorporated herein
           by reference to Exhibit 10.31 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended
           December 31, 1985.
  10.8   --Agreement between certain shareholders of the
           Registrant and Ford Motor Company dated March 11, 1986.
           Incorporated herein by reference to Exhibit 10.32 to
           the Registrant's Annual Report on Form 10-K for the
           year ended December 31, 1985.
  10.9   --Stock Purchase Agreement between Ceradyne Advanced
           Products, Inc., the Registrant and Ford Motor Company
           dated March 11, 1986. Incorporated herein by reference
           to Exhibit 10.33 to the Registrant's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1985.
  10.10  --Patent and Technology Transfer Agreement between Ford
           Motor Company and Ceradyne Advanced Products, Inc.
           dated March 11, 1986. Incorporated herein by reference
           to Exhibit 10.34 to the Registrant's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1985.
  10.11  --License Agreement between the Registrant and Ceradyne
           Advanced Products, Inc. dated March 11, 1986.
           Incorporated herein by reference to Exhibit 10.35 to
           the Registrant's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1985.
  10.12  --License Agreement between Ford Motor Company and the
           Registrant dated March 11, 1986. Incorporated herein by
           reference to Exhibit 10.36 to the Registrant's Annual
           Report on Form 10-K for the fiscal year ended December
           31, 1985.
  10.13  --Joint Development Agreement between the Registrant and
           Ford Motor Company dated March 11, 1986. Incorporated
           herein by reference to Exhibit 10.37 to the
           Registrant's Annual Report on Form 10-K for the fiscal
           year ended December 31, 1985.

 EXHIBIT                                                          SEQUENTIAL
   NO.                         DESCRIPTION                         PAGE NO.
 -------                       -----------                        ----------
  10.14  --Cathode Purchase Agreement, dated as of October 4,
          1986, between the Registrant and Varian Associates.
          Incorporated herein by reference to Exhibit 28.2 to
          the Company's Current Report on Form 8-K dated
          November 17, 1986.
  10.15  --Lease dated March 31, 1986 covering premises located at 3163 Red Hill Avenue, Costa Mesa, California.
          Incorporated herein by reference to Exhibit 10.45 to
          the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1986.
  10.16  --Lease dated August 5, 1986 covering premises located at 225 Paularino Avenue, Costa Mesa, California.
          Incorporated herein by reference to Exhibit 10.46 to
          the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1986.
  10.17  --Short-form Memorandum of Lease Assignment dated
          December 15, 1986, and Lease dated June 23, 1980,
          covering premises located at 3449 Church Street,
          Scottdale, Georgia. Incorporated herein by reference
          to Exhibit 10.47 to the Registrant's Annual Report on
          Form 10-K for the fiscal year ended December 31, 1986.
  10.18  --Amendment dated June 3, 1986 to the Ceradyne, Inc.
          1983 Stock Option Plan. Incorporated herein by
          reference to Exhibit 10.50 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended December
          31, 1986.
  10.19  --Amendment dated March 16, 1987 to the Ceradyne, Inc.
          1983 Stock Option Plan. Incorporated herein by
          reference to Exhibit 10.51 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended December
          31, 1986.
  10.20  --Joint Development Agreement dated March 28, 1986
          between Unitek Corporation and the Registrant, and
          First and Second Amendments thereto. Incorporated
          herein by reference to Exhibit 10.52 to the
          Registrant's Annual Report on Form 10-K for the fiscal
          year ended December 31, 1986.
  10.21  --Amendment dated April 30, 1987 to the Ceradyne, Inc.
          1983 Stock Option Plan. Incorporated herein by
          reference to Exhibit 10.56 to the Registrant's
          Registration Statement on Form 8-B.
  10.22  --Loan and Security Agreement dated November 27, 1989 between the Registrant and Fidelcor Business Credit
          Corp. Incorporated herein by reference to Exhibit 28.1
          to the Registrant's Current Report on Form 8-K dated
          December 8, 1989.
  10.23  --Promissory Note Agreement dated November 27, 1989 between the Registrant and Fidelcor Business Credit
          Corp. Incorporated herein by reference to Exhibit 28.2
          to the Company's Current Report on Form 8-K dated
          December 8, 1989.
  10.24  --Collateral Assignment of Patents Agreement dated
          November 27, 1989 between the Registrant and Fidelcor
          Business Credit Corp. Incorporated herein by reference
          to Exhibit 28.3 to the Registrant's Current Report on
          Form 8-K dated December 8, 1989.
  10.25  --Collateral Assignment of Trademarks Agreement dated
          November 27, 1989 between the Registrant and Fidelcor
          Business Credit Corp. Incorporated herein by reference
          to Exhibit 28.4 to the Registrant's Current Report on
          Form 8-K dated December 8, 1989.
  10.26  --Amendment dated September 22, 1993 to Loan and
          Security Agreement dated November 27, 1989, and all
          addenda and supplements thereto between the Registrant
          and The CIT Group/Credit Finance, Inc., assignee of
          Fidelcor Business Credit Corporation. Incorporated
          herein by reference to Exhibit 10.27 to the
          Registrant's Annual Report on Form 10-K for the fiscal
          year ended December 31, 1993.
  10.27  --Amendment dated September 22, 1994 to Loan and
          Security Agreement dated November 27, 1989, and all
          amendments and supplements thereto between The CIT
          Group/Credit Finance, Inc. and the Registrant.
          Incorporated herein by reference to Exhibit 10.29 to
          the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1994.
  10.28  --Employment Agreement entered into as of July 5, 1994 by and between Joel P. Moskowitz and the Registrant.
          Incorporated herein by reference to Exhibit 10.30 to
          the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1994.

 EXHIBIT                                                            SEQUENTIAL
   NO.                          DESCRIPTION                          PAGE NO.
 -------                        -----------                         ----------
 10.29   --Ceradyne, Inc. 1994 Stock Incentive Plan. Incorporated
          herein by reference to Exhibit 10.31 to the
          Registrant's Annual Report on Form 10-K for the fiscal
          year ended December 31, 1994.
 10.30   --Amendment No. 1 to the Ceradyne, Inc., 1994 Stock
          Incentive Plan. Incorporated herein by reference to
          Exhibit 4.2 to Registrant's Registration Statement on
          Form S-8 (File No. 33-61675).
 10.31   --Ceradyne, Inc. 1995 Employee Stock Purchase Plan.
          Incorporated herein by reference to Exhibit 4.1 to
          Registrant's Registration Statement on Form S-8 (File
          No. 33-61677).
 10.32+  --Amendment No. 2, dated June 5, 1995, to Lease between
          Trico Rents and the Registrant covering premises
          located at 235 Paularino Avenue, Costa Mesa,
          California.
 10.33+  --Amendment No. 2, dated June 5, 1995, to Lease covering premises located at 3169-A Red Hill Avenue, Costa Mesa,
          California.
 10.34+  --Amendment No. 2, dated June 5, 1995, to Lease dated
          March 31, 1986 covering premises located at 3163 Red
          Hill Avenue, Costa Mesa, California.
 10.35+  --Amendment No. 2, dated June 5, 1995, to Lease dated
          August 5, 1986 covering premises located at 225
          Paularino Avenue, Costa Mesa, California.
 21.1+   --Subsidiaries of the Registrant.
 23.1+   --Consent of Stradling, Yocca, Carlson & Rauth (see
          Exhibit 5.1).
 23.2    --Consent of Arthur Andersen LLP.
 23.3    --Consent of Quisenberry & Barbanel.
 24.1+   --Power of Attorney.

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+ Previously filed